                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

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Check the appropriate box:
[ ] Preliminary Proxy Statement
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[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
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    14a-6(e)(2))

                              GENZYME CORPORATION
                (Name of Registrant as Specified In Its Charter)

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GENZYME CORPORATION
One Kendall Square
Cambridge, Massachusetts 02139
(617) 252-7500




DEAR STOCKHOLDERS:

     We invite you to attend our Annual Meeting of Stockholders to be held on Wednesday, May 26, 1999 at State Street Bank, 225 Franklin Street, Boston, Massachusetts.

     The enclosed proxy statement explains the agenda for the meeting and voting information and procedures. It also includes information about our board of directors and senior management. Please read this booklet carefully. Also included with this proxy statement is a copy of our 1998 Annual Report and your proxy card.

     As we have done in the past, at the annual meeting we will review important developments in our operations since our last stockholders meeting.

     Whether or not you plan to attend, your vote is very important to us. Information about voting procedures can be found in the proxy statement. Please return a signed proxy card or give us instructions by telephone or over the internet so that you can be sure your shares will be properly voted.

Sincerely,




Henri A. Termeer
Chairman and
Chief Executive Officer

         NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF GENZYME CORPORATION



         DATE:
                  Wednesday, May 26, 1999

         TIME:
                  2:00 - 4:00 p.m.

         PLACE:
                  State Street Bank
                  Enterprise Room, 5th floor
                  225 Franklin Street
                  Boston, Massachusetts

         PURPOSE:
               --  Re-elect three directors

               --  Approve the 1999 Employee Stock Purchase Plan

               -- Amend the 1990 Equity Incentive Plan to authorize the grant of awards of GSP stock

               -- Amend the director stock option plan to authorize the grant of options to purchase GSP stock

               -- Amend the directors deferred compensation plan to authorize the grant of stock purchase rights for GSP stock

               -- Act on any other matter that may be properly brought before the meeting

Only stockholders of record at the close of business on March 31, 1999 will be entitled to vote at the meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "IN FAVOR OF" ALL FIVE PROPOSALS.

PROPOSAL FOR TISSUE REPAIR STOCKHOLDERS ONLY:
               -- Approve the transfer of the 50% interest in the joint venture with Diacrin from Genzyme Tissue Repair to Genzyme General.

Only stockholders of record of Genzyme Tissue Repair at the close of business on March 31, 1999 will be entitled to vote on the Tissue Repair proposal.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "IN FAVOR OF" THE PROPOSAL.


PROXY MATERIAL MAILING DATE:
    April 16, 1999

                                             By order of the Board of Directors
                                             Peter Wirth, Clerk

                                TABLE OF CONTENTS

                                                                                PAGE
                                                                                ----
General Information Above Voting                                                  3
Stock Ownership                                                                   5
ELECTION OF DIRECTORS                                                             7
Directors Continuing in Office                                                    8
Director Compensation                                                             9
Executive Compensation                                                           10
   Compensation Committee Report on Executive Compensation                       10
   Summary Compensation Table                                                    13
   Option Grants in Last Fiscal Year                                             14
   Aggregated Option Exercises in Last Fiscal Year and
     Fiscal Year-End Option Values                                               15
   Executive Employment Agreements                                               16
   Executive Severance Agreements                                                16
Stock Performance Graphs                                                         17

THE BENEFIT PLAN PROPOSALS                                                       19
--------------------------
PROPOSAL TO APPROVE THE 1999 EMPLOYEE STOCK PURCHASE PLAN                        20
PROPOSAL TO AMEND THE 1990 EQUITY INCENTIVE PLAN                                 22
PROPOSAL TO AMEND THE DIRECTOR STOCK OPTION PLAN                                 24
PROPOSAL TO AMEND THE DIRECTOR DEFERRED COMPENSATION PLAN                        25

THE GENZYME TISSUE REPAIR PROPOSAL
-----------------------------------
PROPOSAL TO APPROVE THE TRANSFER OF THE 50% INTEREST IN
 THE JOINT VENTURE WITH DIACRIN FROM
  GENZYME TISSUE REPAIR TO GENZYME GENERAL                                       26
Certain Transactions                                                             32
Section 16(a) Beneficial Ownership Reporting Compliance                          33
Independent Accountants                                                          33
Stockholder Proposals                                                            33
Appendix A                                                                      A-1

                        GENERAL INFORMATION ABOUT VOTING

Our Board of Directors is soliciting proxies for the 1999 Annual Meeting of Stockholders. This proxy statement explains the agenda, voting information and procedures. Please read it carefully.

In this proxy statement, references to "the company" or to Genzyme mean Genzyme Corporation.

QUORUM. In order to hold and complete the business of the annual meeting, we must have a majority of the outstanding shares of the three series of common stock, voting together as a single class, represented at the meeting. In order to approve the Genzyme Tissue Repair proposal, a majority of the outstanding shares of GZTR stock must be represented at the meeting.

WHO CAN VOTE. Only stockholders of record of each series of Genzyme common stock at the close of business on March 31, 1999 can vote at the meeting. We currently have three series of common stock, and each is publicly traded on The Nasdaq Stock Market(R). We refer to them in this document by their ticker symbols:

         -- Genzyme General Division common stock              is     GENZ stock
         -- Genzyme Tissue Repair Division common stock        is     GZTR stock
         -- Genzyme Molecular Oncology Division common stock   is     GZMO stock

Our board of directors is considering designating a new series of stock for our new Genzyme Surgical Products division. We refer to this stock as GSP stock. There were no shares of GSP stock authorized, issued or outstanding as of March 31, 1999.

SHARES OUTSTANDING AND VOTING POWER.

                 SHARES OUTSTANDING           NUMBER OF            TOTAL
COMMON STOCK       MARCH 31, 1999           VOTES PER SHARE     VOTING SHARES
------------     ------------------        -----------------    --------------
GENZ stock        82,538,030                    1.00             82,538,030
GZTR stock        22,367,116                    0.06              1,342,027
GZMO stock        12,668,989                    0.08              1,013,519
                                                                 ----------
Total                                                            84,893,576

The number of votes for each series of common stock was reset on January 1, 1999 and is reset every two years. It is based on an average closing stock price for each series of stock over a defined period of time.

HOW TO VOTE YOUR SHARES. There are four ways you can vote your shares:

          --   By mail
          --   By telephone
          --   On the Internet
          --   In person, at the annual meeting

To vote by mail, simply complete the enclosed proxy card, sign and date it, and return it in the enclosed self-addressed envelope. Instructions for voting by telephone or on the internet can be found on your proxy card. If you hold your shares through a bank, broker or other nominee, they will give you separate instructions for voting your shares.

By signing a proxy, you are authorizing us to vote your shares at the meeting in the manner you direct. If you return a signed proxy without specific voting instructions, your shares will be voted in favor of the proposals recommended by the board of directors. If any matters come before the meeting which are not described in this proxy statement, the proxies will use their own judgment to determine how to vote your shares.

If your shares are held in a nominee name, you must request a legal proxy from your nominee as proof of ownership in order to vote at the meeting.

HOW YOU MAY REVOKE YOUR PROXY INSTRUCTIONS. You may revoke or amend your proxy before it is voted by writing to us directly, submitting a new proxy with a later date, or by attending the meeting and voting in person.

WHAT IF YOU GET MORE THAN ONE PROXY CARD? This means that you have more than one account at the transfer agent and/or with a nominee. It may also mean that you hold stock in more than one series of Genzyme common stock. Your proxy card lists the number of shares you are voting. Please sign and return all proxy cards to be sure that all of your shares are voted.

We recommend you consolidate your holdings under the same name, address and tax identification number as much as possible. This will eliminate some duplication of mailings and costs. Please contact your nominee to consolidate accounts, or our transfer agent, American Stock Transfer and Trust Co., Inc., at (212) 936-5100.

HOW THE SHARES ARE COUNTED. Approval of all of the proposals requires the favorable vote of the majority of votes cast at the meeting. Abstentions and broker non-votes are counted for determining a quorum but are not counted for voting purposes. Broker non-votes occur when a broker returns a proxy but does not have the authority to vote on a particular proposal without a specific instruction from the owner of the shares.

Only stockholders of Genzyme Tissue Repair may vote on the proposal to transfer the joint venture interest in Diacrin/Genzyme LLC from Genzyme Tissue Repair to Genzyme General. Approval of the proposal requires the favorable vote of the majority of Genzyme Tissue Repair votes cast at the meeting.

COSTS OF SOLICITATION. We are paying Corporate Investor Communications, a proxy solicitation firm, $10,000 plus expenses to help us with the solicitation. Our employees may solicit proxies personally, electronically, by telephone or by mail. We also reimburse, on request, the fees and expenses of brokers and other nominees for sending you the proxy material and sending in your vote.

RESULTS OF THE VOTING. We will announce the results of the voting at the annual meeting. We will also publish the results in our quarterly report on Form 10-Q that we will file with the Securities and Exchange Commission in August.

                                 STOCK OWNERSHIP

This table shows how many shares are held by anyone that owns more than 5% of any series of our common stock. The information in this table is as of March 31, 1999 and is based on the most recent SEC filings by these entities as to their ownership of our stock. Unless noted, each stockholder has sole voting and investment power for the shares listed in the table.

-----------------------------------------------------------------------------------------------------
                                                  NUMBER OF SHARES BENEFICIALLY OWNED
                                                     (* INDICATES LESS THAN 1%)

                                          GENZ                 GZTR                 GZMO
                                         STOCK         %       STOCK        %       STOCK         %
                                         ------       ---      -----       ---      -----        ---
FMR Corp. (1)                           8,680,623    10.5           0       *            0         *
82 Devonshire Street
Boston, MA 02109

J.P. Morgan & Co., Inc. (2)             6,048,324     7.3      23,150       *      297,618        2.3
60 Wall Street
New York, NY 10260

State of Wisconsin Investment Board (3)   458,000      *    2,152,148      9.6      86,442          *
P.O. Box 7842
Madison, WI 53707

Wellington Management Co., L.L.P.(4)   10,111,899    12.3      35,502      1.5      987,018       7.8
75 State Street
Boston, MA  02109
-----------------------------------------------------------------------------------------------------

----------
(1) FMR Corp. is a holding company and is reporting the shares listed for several subsidiaries, who act as investment advisors. FMR has sole power to vote 446,670 shares of GENZ stock and sole power to dispose of all of the shares listed. No single client of FMR or its subsidiaries owns more than 5% of the shares listed.

(2) Includes the following:

         --   Morgan Guaranty Trust Company of New York, a bank
         --   J.P. Morgan Investment Management, Inc., an investment advisor
         --   J.P. Morgan Florida Federal Savings Bank, an investment advisor

No single client of J.P. Morgan owns more than 5% of the shares listed. J.P. Morgan has sole power to vote 4,598,146 shares of GENZ stock and shared power to vote 15,370 shares of GENZ stock. J.P. Morgan has sole power to dispose of 6,000,654 shares of GENZ stock and shared power to dispose of 44,570 shares of GENZ stock.

(3) The State of Wisconsin Investment Board is a government agency that manages public pension funds.

(4) Wellington Management Co., L.L.P. is a registered investment advisor. Its clients can receive or direct the receipt of dividends and proceeds from sales of shares disposed of by Wellington Management. No single client owns more than 5% of the shares listed. Wellington Management has shared power to dispose or to direct the disposition of 10,080,499 shares of GENZ stock and 987,018 shares of GZMO stock, and has shared power to vote or to direct the vote with respect to 5,361,554 shares of GENZ stock and 587,641 shares of GZMO stock.


                                ----------------

         This table shows how much of each series of our common stock is held by the executive officers listed in the compensation table on page 13, our directors, and all of our current executive officers and directors together. It also includes information about the ownership of Genzyme Transgenics Corporation, a 40% owned subsidiary of Genzyme, whose stock is referred to by its stock symbol, GZTC. Unless otherwise noted, each director and officer has sole voting and investment power for the shares listed. The information in this table is as of March 31, 1999.

----------------------------------------------------------------------------------------------------------------------------------
                                                              NUMBER OF SHARES BENEFICIALLY OWNED
                                                                (* INDICATES LESS THAN 1%) (1)
                                              GENZ                  GZTR                  GZMO                  GZTC
                                              STOCK         %       STOCK        %        STOCK         %       STOCK         %
                                              -----        --       -----       --        -----        --       -----        --

Henri A. Termeer(2)                          781,355        *      317,448       *       71,461         *       28,500        *
Earl M. Collier, Jr.                          41,077        *       19,523       *        6,684         *        1,000        *
David J. McLachlan                           198,918        *       56,181       *       12,695         *        1,600        *
Alan E. Smith                                141,778        *       42,668       *       17,640         *       14,000        *
G. Jan van Heek(3)                            85,477        *       48,933       *        6,392         *        1,300        *
Peter Wirth                                  108,241        *       35,122       *       20,613         *          800        *
Constantine E. Anagnostopoulos                42,000        *       15,018       *        2,916         *            0        *
Douglas A. Berthiaume(4)                      44,100        *       31,755       *        7,340         *            0        *
Henry E. Blair                                50,600        *       21,911       *       19,339         *       13,000        *
Robert J. Carpenter(5)                        29,082        *       31,213       *        3,764         *            0        *
Charles L. Cooney(6)                          27,880        *       16,769       *        4,478         *            0        *
Henry R. Lewis                                34,600        *       12,057       *        2,980         *            0        *
All current officers and directors
  as a group (17 people)(7)                1,820,446       2.2     776,071      3.5     208,774        1.6      60,200        *

----------------------------------------------------------------------------------------------------------------------------------

------------

(1) The shares listed include the following stock options exercisable within 60 days of March 31, 1999:

----------------------------------------------------------------------------------------------------------------------------------

                                                           GENZ                  GZTR                 GZMO               GZTC
                                                        STOCK OPTIONS        STOCK OPTIONS        STOCK OPTIONS      STOCK OPTIONS
                                                        -------------        -------------        -------------      -------------
Henri A. Termeer                                          561,420             195,189                   52,080            19,000
Earl M. Collier, Jr.                                       40,636              18,135                    6,684               ---
David J. McLachlan                                        185,686              47,143                   11,274             1,600
Alan E. Smith                                             141,490              39,822                   17,618            14,000
G. Jan van Heek                                            83,478              39,072                    6,350               800
Peter Wirth                                               106,391              32,463                   20,442               800
Constantine E. Anagnostopoulos                             36,000              14,028                    2,700               ---
Douglas A. Berthiaume                                      37,600              18,637                    6,638               ---
Henry E. Blair                                             25,600              17,827                    6.638            12,000
Robert J. Carpenter                                        18,400              13,208                    2,700               ---
Charles L. Cooney                                          12,000              13,488                    2,700               ---
Henry R. Lewis                                             32,000              11,024                    2,700               ---
All current officers and directors
   as a group (17 people)                               1,504,229             563,968                  169,538            48,200
----------------------------------------------------------------------------------------------------------------------------------

The shares listed in this footnote for Mr. van Heek and for all current officers and directors as a group include 19,620 shares of GENZ stock and 2,043 shares of GZTR stock subject to stock options held by Mr. van Heek's wife. Mr. van Heek disclaims beneficial ownership of shares held by his wife.

(2) The stock beneficially owned by Mr. Termeer includes:

                                                         GENZ STOCK        GZTR STOCK       GZMO STOCK
                                                         ----------        ----------       ----------
               -- shares held by his wife                     1,123          6,900              120
               -- shares held in a trust                      --             8,648               --


Shares held in trust are for the benefit of Mr. Termeer's son. Mr. Termeer disclaims beneficial ownership of all shares held by his wife and the trust.

(3) Mr. van Heek's wife owns 945 shares of GENZ stock, 379 shares of GZTR stock and 42 shares of GZMO stock. Mr. van Heek disclaims beneficial ownership of all shares held by his wife.

(4) Mr. Berthiaume's wife owns 2,000 shares of GENZ stock, 1,560 shares of GZTR stock and 216 shares of GZMO stock. Mr. Berthiaume disclaims beneficial ownership of all shares held by his wife.

(5) Mr. Carpenter's wife owns 348 shares of GENZ stock, 44 shares of GZTR stock and 41 shares of GZMO stock. Mr. Carpenter disclaims beneficial ownership of all shares held by his wife.

(6) The stock beneficially owned by Dr. Cooney includes:

                                                         GENZ STOCK        GZTR STOCK       GZMO STOCK
                                                         ----------        ----------       ----------
               -- held jointly with his wife                 15,440              3,269           1,732
               -- held by his wife                              120                  3              12
               -- held by his son                               320                  9              34


Dr. Cooney disclaims beneficial ownership of all shares held by his wife and by his son.

(7) In addition to the shares listed in footnotes 1 through 6 above, the shares listed include the following:

                                                         GENZ STOCK        GZTR STOCK       GZMO STOCK
                                                         ----------        ----------       ----------
               --  shares held jointly with the spouse
                   of an officer                                 --               --                71
               --  shares held by the son of an
                   officer                                    2,757               242              297

                              ELECTION OF DIRECTORS

     We currently have seven directors. Our charter divides the board of directors into three classes, with each class being as equal in size as possible. Each class of directors is elected for a three-year term.

     Three directors have been nominated for re-election to a term of office expiring in 2002: Constantine E. Anagnostopoulos, Robert J. Carpenter and Charles L. Cooney. Each of the nominees has agreed to serve as a director if he is elected. If for some reason a nominee is unable to serve, the board will propose a substitute nominee and the proxies will vote to approve the election of the substitute nominee. The following biographies give you information about each nominee followed by biographies of the directors who are continuing in office.

CONSTANTINE E. ANAGNOSTOPOULOS, director since 1986

Dr. Anagnostopoulos, 76, is Managing General Partner of Gateway Associates, which is the general partner of Gateway Venture Partners III, L.P., a venture capital partnership. He is a retired corporate executive of Monsanto Company.

ROBERT J. CARPENTER, director since 1994

Mr. Carpenter, 54, is Chairman of GelTex Pharmaceuticals, Inc., a publicly held pharmaceutical development company which he co-founded in November 1991 and where he served as President and Chief Executive Officer until May 1993. He was President and Chief Executive Officer of VacTex, Inc., a privately held biotechnology company which he co-founded, from November 1995 until its acquisition by Aquila Biopharmaceuticals, Inc. in April 1998. Mr. Carpenter was Chairman of the Board, President, and Chief Executive Officer of Integrated Genetics, Inc., a biotechnology company that merged with Genzyme in 1989. Following the merger and until 1991, Mr. Carpenter was Executive Vice President of Genzyme, and Chief Executive Officer and Chairman of the Board of IG Laboratories, Inc. He is also a director of Aquila Biopharmaceuticals.

CHARLES L. COONEY, director since 1983

Dr. Cooney, 54, is a Professor of Chemical and Biochemical Engineering and Co-Director of the Program on the Pharmaceutical Industry at Massachusetts Institute of Technology. Dr. Cooney joined the MIT faculty as an Assistant Professor in 1970 and became a Professor in 1982. Dr. Cooney is a director of CUNO, Inc., a high technology manufacturer of filtration products for separation, clarification and purification of liquids and gases. He is also a director of Astra AB, an international pharmaceutical company, and a principal of BioInformation Associates, Inc., a consulting company.

                         DIRECTORS CONTINUING IN OFFICE

          The following directors were elected at our 1997 annual meeting for terms ending in 2000:

HENRI A. TERMEER, director since 1983

Mr. Termeer, 53, has served as President of Genzyme since October 1983, Chief Executive Officer since December 1985 and Chairman of the Board since May 1988. For ten years prior to joining Genzyme, Mr. Termeer worked for Baxter Travenol Laboratories, Inc., a manufacturer of human health care products. Mr. Termeer is also a director of ABIOMED, Inc., AutoImmune Inc., Diacrin, Inc., GelTex Pharmaceuticals and Genzyme Transgenics Corp., and a trustee of Hambrecht & Quist Healthcare Investors and of Hambrecht & Quist Life Sciences Investors.

HENRY R. LEWIS, director since 1987

Mr. Lewis, 73, is a consultant to several companies. From 1986 to February 1991, Mr. Lewis was the Vice Chairman of the Board of Dennison Manufacturing Company, a manufacturer and distributor of products for the stationery, technical paper, and industrial and retail systems markets. From 1982 to 1986, Mr.
Lewis was a Senior Vice President of Dennison Manufacturing Company.

          The following directors were elected at our 1998 annual meeting for terms ending in 2001:

HENRY E. BLAIR, director since 1981

Mr. Blair, 55, is the Chief Executive Officer of Dyax Corp., a privately held bioseparation, pharmaceutical discovery and development company, and a consultant to several companies, including Genzyme. Prior to January 1990, Mr. Blair was Senior Vice President, Scientific Affairs of Genzyme. Before joining Genzyme in 1981, he was Associate Director of the New England Enzyme Center at Tufts University School of Medicine. Mr. Blair is also a director of Genzyme Transgenics and Celtrix Pharmaceuticals, Inc.

DOUGLAS A. BERTHIAUME, director since 1988

Mr. Berthiaume, 50, is Chairman, President and Chief Executive Officer of Waters Corporation, a high technology manufacturer of products used for analysis and purification, formerly a division of Millipore Corporation. From November 1990 to August 1994, he was President of the Waters Division of Millipore Corporation.

                                ----------------

         The board of directors held eight meetings during 1998, and each director attended at least 75% of all meetings of the board and all committees of the board on which he served, except for Dr. Anagnostopoulos, who attended 63% of all board meetings and 67% of the meetings of all committees on which he served. The board has audit and compensation committees, but does not have a nominating committee.

     The audit committee held three meetings in 1998. Current members are Messrs. Lewis (chairman), Berthiaume, Carpenter and Dr. Anagnostopoulos. The purpose of the committee is to ensure that the financial information provided to our stockholders and others is reliable and that the systems of control that we have established effectively safeguard the assets of the company. The committee reviews the general scope and results of our annual audit, the fee charged by our independent accountants and issues relating to internal control systems.

     The compensation committee was combined with the equity committee at the 1998 annual meeting. Together they held a total of five meetings in 1998. Current members are Drs. Cooney (chairman) and Anagnostopoulos, and Messrs. Berthiaume and Lewis. The committee determines the compensation to be paid to all executive officers, including the chief executive officer, and administers the company's equity incentive plans.

                              DIRECTOR COMPENSATION

     Employee directors do not receive any additional compensation for their service on the board of directors. Non-employee directors receive a quarterly retainer of $6,250. Under our director deferred compensation plan, each director can choose to defer his retainer fee:

    -- in exchange for cash or a combination of cash and stock
    -- into stock accounts allocated to GENZ stock, GZTR stock and/or GZMO stock -- until his service as a director ends or until a specified date

     Directors also receive stock option grants for each year (or partial year) served on the board. Grants are made when a director is elected or re-elected to the board. The terms of these grants include:

    -- 4,000 shares of GENZ stock
    -- a number of shares of GZTR stock with a market value equal to one-quarter of the market value of the GENZ stock option grant
    -- a number of shares of GZMO stock with a market value equal to one-quarter of the market value of the GENZ stock option grant
    -- exercise price equal to the closing price of each series of stock on the date of grant
    -- one-third of the shares become exercisable on each of the next three annual meetings following the date of grant
    -- have a term of ten years

As of March 31, 1999, one of the five eligible directors was participating in the deferred compensation plan. Mr. Blair became eligible to receive the retainer fee in June 1998.

     Mr. Blair has provided consulting services to us since 1990. His current agreement runs from June 1, 1998 through December 31, 1999 and requires a minimum of 25 days of consulting services. He receives an annual fee of $50,000. We paid Mr. Blair $100,000 in 1998 under this and a prior consulting agreement.

     Dr. Cooney has provided consulting services to us since 1983. Dr. Cooney's agreement covers 15 days of consulting services during the year, and for each day he works in excess of 15 days he will be paid $2,000 per day or $250 per hour. We paid Dr. Cooney $30,000 in 1998.

     Mr. Carpenter entered into a consulting contract with us in 1998. Mr. Carpenter will be paid $2,000 per day, and for partial days at a rate of $250 per hour. Mr. Carpenter received $10,000 for services performed during 1998.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Our executive compensation program is designed to attract, reward and motivate executive officers who contribute to our long-term success. We also seek to align executive compensation with the achievement of business objectives and individual and corporate performance.

         There are three elements to our executive compensation program:

         --   base salary
         --   annual incentive bonuses
         --   stock option grants

For 1998, we sought to achieve a total compensation package for each officer that is between the 40th and 60th percentile (and at approximately the 55th percentile for the chief executive officer) of a blended market rate of total compensation paid to officers in comparable positions at other companies in the pharmaceutical and biotechnology industries. The blended market rate is weighted 40% toward large biotechnology companies and 60% toward pharmaceutical companies (50/50 in the case of the chief executive officer). We believe this is an appropriate measure of cash compensation because we are regarded in the employment market as a growing small pharmaceutical company.

     BASE SALARY. For 1998, Henri Termeer recommended merit increases and base salary amounts for each officer other than himself based on his assessment of each officer's individual performance. We approved his recommendations after reviewing an analysis of compensation data gathered from two surveys prepared by independent compensation consultants. These surveys focused on cash compensation compiled for the biotechnology and pharmaceutical industries. Genzyme was one of the companies included in each survey. These surveys were used to establish the blended market rates used in our total compensation package.

     We did not seek to set each officer's salary at the same percentile within the established range. We evaluated Mr. Termeer's recommendation regarding each officer's base salary in light of the range established for that officer's position, taking into account the officer's tenure and our subjective assessment of individual performance. For 1998, base salaries ranged from the first to the third quartile of the ranges developed from the blended survey data.

     INCENTIVE BONUSES. A significant portion of the direct pay of officers consists of annual incentive bonuses. The bonus targets are closely tied to performance measures, at both the corporate level and at individual areas of responsibility. We established a bonus target for each officer prior to the beginning of 1998 using the same survey data considered in setting base salaries. Mr. Termeer recommended the bonus targets for all officers other than himself and we evaluated and approved the targets.

     The bonus targets included both a corporate performance component and an individual performance component for all officers. There is also a divisional performance component for those officers with operating responsibility for a specific business unit. The corporate performance component was payable at our discretion based on the extent to which Genzyme achieved the operating income goals approved by the board of directors in connection with setting the 1998 annual budget. The individual performance component was payable at the discretion Mr. Termeer based on his evaluation of each officer's performance for the year. The divisional performance component was payable at our discretion based on the extent to which the business unit achieved its operating income goals for 1998.

     The 1998 combined bonus targets represented from 52% to 80% of base salary. The amount payable based on corporate and divisional performance represented 55% to 64% of the total bonus payable. For 1998, Genzyme exceeded the total operating income goals established in the 1998 budget. Therefore, each officer received 100% of his targeted corporate bonus.

     STOCK OPTIONS. We made annual stock option awards to officers in May 1998, at the same time that stock option awards were made to all other qualified employees. We have established guidelines to limit the total number of options that may be granted in a fiscal year to a stated percentage of shares outstanding. The following range of option grants were made to officers:

                                    RANGE OF SHARES GRANTED
                                    ------------------------
         GENZ stock                       4,844 - 23,804
         GZTR stock                       1,211 - 15,377
         GZMO stock                       1,211 - 13,602

We determined the size of each officer's award based on an analysis of the present value (using the Black-Scholes option valuation model) of option grants by other companies in the biotechnology industry to officers at comparable salary levels. We did not consider the number of options previously granted to each officer in determining the size of awards.

     MR. TERMEER'S COMPENSATION. In fixing Mr. Termeer's base salary for 1998, we considered chief executive officer compensation data contained in the same surveys of biotechnology and pharmaceutical companies used in setting the base salaries for the other officers. We fixed Mr. Termeer's 1998 base salary at the 55th percentile of the range established by the survey data based on the same factors considered in setting the base salaries for the other officers. In addition, we considered several corporate performance measures from 1997:

     -- total revenues for Genzyme General increased 17% and net income increased 16%
     -- product and service revenues for Genzyme General increased 21% to $586 million
     -- sales of Cerezyme(R)enzyme and Ceredase(R)enzyme reached $333 million, an increase of 26% over 1996
     -- we completed the conversion of U.S. patients with Gaucher's disease from tissue-derived Ceredase(R) enzyme to recombinant Cerezyme(R) enzyme
     -- we filed a new drug application for Thyrogen(R) recombinant human thyroid stimulating hormone in the U.S.
     -- we established a new division, Genzyme Molecular Oncology, to focus our efforts in the area of molecular oncology and gene therapy for the treatment of cancer
     -- a new drug application for Renagel(R) Capsules was filed with the FDA in November 1997 under a joint venture with GelTex Pharmaceuticals
     -- we received approval from the FDA for a biologics license for our Carticel(R) autologous cultured chondrocytes

     We believe that a significant portion of Mr. Termeer's cash compensation should be tied to performance. Therefore, we set Mr. Termeer's 1998 combined bonus target at 90% of his base salary. Approximately 40% of Mr. Termeer's bonus target was payable based on individual performance and 60% was payable based on corporate performance. Mr. Termeer received 100% of his targeted corporate bonus. We awarded Mr. Termeer 100% of his targeted individual performance bonus based on several achievements during the year:

     --  consolidated revenues increased 17% to $709.3 million
     --  consolidated net income increased 59% to $62.6 million
     -- sales of Cerezyme(R) enzyme and Ceredase(R) enzyme reached a record $411.1 million, a 24% increase

     -- we received FDA marketing approval for Renagel(R) Capsules in November -- we received FDA marketing approval for Thyrogen(R) hormone in December -- sales of Carticel(R) chondrodytes increased 66% worldwide and 82% in the U.S.
     -- in November, GZMO stock began trading on Nasdaq following a distribution of GZMO stock to GENZ stockholders

     In May 1998, we granted Mr. Termeer options to purchase 72,800 shares of GENZ stock, 31,200 shares of GZTR stock and 31,200 shares of GZMO stock based on the same analysis used for granting options to the other officers.

     TAX LAW LIMITS ON EXECUTIVE COMPENSATION. Section 162(m) of the Internal Revenue Code limits the tax deduction available to Genzyme for compensation paid to the chief executive officer and the other four most highly paid officers in excess of $1,000,000 in any fiscal year. Certain performance based compensation that has been approved by stockholders is not subject to the limit. Our stockholders have approved an amendment to the 1990 Equity Plan designed to maximize the deductibility of certain awards under that plan. We reserve the authority to award compensation which is not fully deductible under the statute if such an award is consistent with our compensation policies and is in the best interests of the company and its stockholders.



                                                 By the Compensation Committee,

                                                 Charles L. Cooney, Chairman
                                                 Constantine E. Anagnostopoulos
                                                 Douglas A. Berthiaume
                                                 Henry R. Lewis

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                     ANNUAL                       COMPENSATION AWARDS              ALL OTHER
                                                  COMPENSATION               SECURITIES UNDERLYING OPTIONS(#)     COMPENSATION
                                               --------------------       -------------------------------------   ------------
                                                                          GENZ      GZTR        GZMO      GZTC
NAME AND PRINCIPAL POSITION         YEAR       SALARY($)   BONUS($)       STOCK     STOCK       STOCK     STOCK      ($)(1)
-----------------------             ----       ---------   --------       -----     ------      -----    -------     ------
Henri A. Termeer                    1998       803,223     698,670        72,800    31,200      31,200    9,000       16,932
 Chief Executive                    1997       688,697     526,397        78,000    52,000      66,000    3,000       17,742
 Officer                            1996       603,942     545,000        45,000    22,500         --        --       15,564

Earl M. Collier, Jr.                1998       356,539     170,000        21,835     5,459       5,459       --        3,296
 Executive Vice                     1997       296,635     100,000        84,987    39,918       7,500       --        2,125
 President (2)                      1996            --          --            --        --          --       --           --

David J. McLachlan                  1998       290,000     225,000        13,258     5,682       5,682       --        2,500
 Executive Vice                     1997       259,365     169,400        13,169     6,585      15,000       --        2,125
 President; Chief                   1996       226,269     120,000        13,600     5,100          --    2,000        1,875

Alan E. Smith                       1998       317,000     175,000        40,269     6,544       6,544       --        2,500
 Senior Vice                        1997       285,500     127,050        13,169     6,585      25,000    6,000        2,116
 President,                         1996       259,346     110,000        13,600     5,100          --       --        1,875
 Research; Chief
 Scientific Officer

G. Jan van Heek                     1998       330,154     225,000        16,189     9,251       4,625    2,000        2,500
 Executive Vice                     1997       287,860     153,915        13,169     6,585       7,500       --        1,367
 President                          1996       250,000     120,000        13,600     5,100          --       --           --

Peter Wirth
 Executive Vice                     1998       445,462     225,000        23,804     6,801      13,602    2,000        2,500
 President; Chief                   1997       401,564     169,400        27,205    13,602      25,000       --        2,008
 Legal Officer                      1996       256,281     128,000        58,600    17,600          --       --        1,875

George Graboys
(1) Amounts consist of Genzyme contributions under our retirement savings plan, a 401(k) plan. For Mr. Termeer, the reported amounts also include the following insurance premiums we paid for life and disability insurance benefits:

                    1998     $14,432
                    1997     $15,741
                    1996     $13,689

(2) Mr. Collier became an employee of the company in 1997.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                        INDIVIDUAL GRANTS
                                    --------------------------
                                                    % of Total
                                     Number of        Option                                     Potential Realizable Value at
                                    Securities      Granted to     Exercise or                   Assumed Annual Rates of Stock
                                    Underlying      Employees         Based                    Price Appreciation for Option Term
                                      Options       In Fiscal       ($/Share)     Expiration   ----------------------------------
                                    Granted(#)(1)      1998            (1)            Date          %($)(4)         10%($)(4)
                                    -------------    --------      -----------    ----------        -------         ---------
Henri A. Termeer
 GENZ stock                            72,800           3.0           27.56         5/28/08        1,261,931        3,197,982
 GZTR stock                            31,200           3.2            6.50         5/28/08          127,540          323,211
 GZMO stock                            31,200           8.5            7.00         5/28/08          137,351          348,073
 GZTC stock(2)                          9,000           1.5            9.19         5/27/08           51,085          130,324

Earl M. Collier, Jr.
  GENZ stock                           21,835           0.9           27.56         5/28/08          378,493          959,175
  GZTR stock                            5,459           0.6            6.50         5/28/08           22,315           56,552
  GZMO stock                            5,459           1.5            7.00         5/28/08           24,032           60,902

David J. McLachlan
 GENZ stock                            13,258           0.5           27.56         5/28/08          229,817          582,402
 GZTR stock                             5,682           0.6            6.50         5/28/08           23,227           58,862
 GZMO stock                             5,682           1.6            7.00         5/28/08           25,014           63,390

Alan E. Smith
 GENZ stock                            15,269           0.6           27.56         5/28/08          264,676          670,742
 GENZ stock                            25,000           1.0           41.50        12/01/08          652,478        1,653,508
 GZTR stock                             6,544           0.7            6.50         5/28/08           26,751           67,791
 GZMO stock                             6,544           1.8            7.00         5/28/08           28,808           73,006

G. Jan van Heek
 GENZ stock                            16,189           0.7           27.56         5/28/08          280,624          711,156
 GZTR stock                             9,251           1.0            6.50         5/28/08           37,816           95,834
 GZMO stock                             4,625           1.3            7.00         5/28/08           20,360           51,597
 GZTC stock(3)                          2,000           0.3           13.00         3/04/08           16,351           41,437

Peter Wirth
 GENZ stock                            23,804           1.0           27.56         5/28/08          412,624        1,045,670
 GZTR stock                             6,801           0.7            6.50         5/28/08           27,801           70,454
 GZMO stock                            13,602           3.7            7.00         5/28/08           59,880          151,747
 GZTC stock (3)                         2,000           0.3           13.00         3/04/08           16,351           41,437
All Genzyme
 stockholders(5)
 GENZ stock                                 --           --           27.56              --    1,432,860,201    3,616,816,475
 GENZ stock                                 --           --           41.50              --    2,158,369,485    5,446,684,600
 GZTR stock                                 --           --            6.50              --       19,705,176      231,275,979
 GZMO stock                                 --           --            7.00              --       55,870,241      141,005,848

-----------
(1) Except for the GZTC stock options, which were granted by Genzyme Transgenics, the options granted in 1998 were made under the 1990 Equity Incentive Plan. These options are granted at fair market value on the date of grant and have a ten year term. 20% of the shares were exercisable on the date of grant and an additional 20% of the shares will vest annually over the next four years on the anniversary of the date of grant.

(2) The GZTC stock options granted to Mr. Termeer were granted on May 27, 1998 at fair market value. One-third of the shares are exercisable on the date of each of the next three annual meetings of the Genzyme Transgenics stockholders.

(3) The GZTC stock options granted to Messrs. Van Heek and Wirth were granted on March 4, 1998 at fair market value. 20% of the shares were exercisable on the date of grant and an additional 20% of the shares will vest annually over the next four years on the anniversary of the date of grant.

(4) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and are not intended to forecast future appreciation, if any, in the price of the securities. No gain is possible without an increase in the price of the underlying stock, which will benefit all stockholders. In order to realize the potential values in the 5% and 10% columns of this table, the trading price of the stocks would have to be approximately 63% and 159% above the respective exercise prices for each option, or:

                                             OPTION GRANT      63% PRICE         159% PRICE
                                             EXERCISE PRICE     INCREASE          INCREASE
                                             --------------    ----------        ----------
             --       GENZ stock                 $27.56         $44.92             $71.38
             --       GENZ stock                 $41.50         $67.65            $107.49
             --       GZTR stock                  $6.50         $10.60             $16.84
             --       GZMO stock                  $7.00         $11.41             $18.13

-----------
(5) The amounts shown for all our stockholders reflect the potential value if the GENZ stock, the GZTR stock or the GZMO stock appreciates at the rates shown over the term of the options, if stockholders bought the shares in 1998 at the listed option exercise prices.


              Aggregated Option Exercises in Last Fiscal Year and
                          Fiscal Year-End Option Values

                                                        Number of Securities            Value of Unexercised
                                                       Underlying Unexercised               In-the-Money
                        Shares                              Options at                       Options at
                      Acquired on        Value          December 31, 1998(#)             December 31, 1998($)
Name                  Exercise(#)     Realized($)(1)   Exercisable/Unexercisable     Exercisable/Unexercisable (2)
----                  -----------     --------------   -------------------------     -----------------------------
Henri A. Termeer
 GENZ stock             130,000         $3,163,810           873,260/338,860            $31,811,360/$9,329,418
 GZTR stock                  --                 --           124,540/125,215                               0/0
 GZMO stock                  --                 --             32,640/64,560                               0/0
 GZTC stock                  --                 --              16,000/6,000                          15,000/0

Earl  M. Collier, Jr.
 GENZ stock                  --                 --             25,635/81,187               $539,641/$1,755,642
 GZTR stock                  --                 --             11,726/33,651                               0/0
 GZMO stock                  --                 --               4,092/8,867                               0/0

David J. McLachlan
 GENZ stock             100,000         $3,721,810            174,960/99,395             $5,798,238/$2,830,136
 GZTR stock                  --                 --             25,911/33,778                               0/0
 GZMO stock                  --                 --              7,137/13,545                               0/0
 GZTC stock                  --                 --                 1,200/800                               0/0

Alan E. Smith
 GENZ stock              30,000           $817,285           140,362/130,094             $4,304,347/$3,228,542
 GZTR stock                  --                 --             26,083/25,579                               0/0
 GZMO stock                  --                 --             11,309/20,235                               0/0
 GZTC stock                  --                 --             12,000/12,000                               0/0

G. Jan van Heek
 GENZ stock              38,534         $1,126,380            52,546/101,740             $1,460,110/$2,882,164
 GZTR stock                  --                 --             26,625/36,633                               0/0
 GZMO stock                  --                 --               3,925/8,200                               0/0
 GZTC stock                  --                 --                 400/1,600                               0/0

Peter Wirth
 GENZ stock                  --                 --            93,469/115,534             $2,072,481/$2,522,348
 GZTR stock                  --                 --             27,363/45,362                               0/0
 GZMO stock                  --                 --             12,721/25,881                               0/0
 GZTC stock                  --                 --                 400/1,600                               0/0

----------------
(1) This number is calculated by subtracting the option exercise price from either the closing price of the stock on the date of exercise or the actual sale price of the stock, then multiplying that number by the number of shares exercised. The amounts in this column may not represent amounts actually realized by the officer.

(2) This number is calculated by subtracting the option exercise price from the closing price of the underlying common stock on December 31, 1998, then multiplying that number by the number of shares under the option. The closing prices on December 31, 1998 were:

             --      GENZ stock        $49.75
             --      GZTR stock         $2.25
             --      GZMO stock         $3.25
             --      GZTC stock         $5.13

EXECUTIVE EMPLOYMENT AGREEMENTS

     Mr. Termeer has an employment agreement that renews automatically each January 1 for an additional one year period, unless written notice of nonrenewal is given. The agreement provided for an initial base salary in 1990 of $300,000, and is subject to increases approved by the board or the compensation committee.

     Mr. Wirth has a three year employment agreement that renews automatically each January 1 for an additional one year period, unless written notice of nonrenewal is given. The agreement provided for his employment in a half-time capacity for an initial base salary in 1996 of $225,000. When he became a full-time employee in October 1996, his base salary increased to $380,000 and is subject to increases approved by the board or the compensation committee.

     Both agreements provide for:

        --   certain life and disability insurance benefits
        --   participation in the cash bonus plan
        --   participation in equity incentive plans
        --   a lump sum payment of two times annual salary and bonus and full vesting of all rights and options, other than certain performance options, under stock or other equity incentive plans in the event that employment is terminated without cause
        --   a lump sum severance payment of three times annual salary and bonus if employment is terminated by us without cause or by him for good reason following a change in control
        --   following termination due to a change in control:
               -- a cash payment equal to the additional retirement benefit that would have been earned under any retirement plan in employment had continued for three years
               -- continuation of the life, accident and health insurance coverage for three years, unless comparable benefits are provided by a new employer
               -- in certain circumstances, legal costs and relocation expenses associated with the termination
        --   customary confidentiality, non-competition and ownership of inventions provisions

EXECUTIVE SEVERANCE AGREEMENTS

         We have severance agreements with all our executive officers other than Messrs. Termeer and Wirth. Under these agreements, payments will be made under certain circumstances following a change in control. The agreements provide for:

         -- automatic renewal each January 1 unless written notice of nonrenewal is given

         --  following termination due to a change in control:

                -- a lump sum severance payment of two times (in the case Mr. McLachlan, three times) annual salary and bonus

                -- a cash payment equal to the additional retirement benefit which would have been earned under our retirement plan if employment had continued for two years (in the case of Mr. McLachlan, three years) following the date of termination

                -- participation in life, accident and health insurance plans for such period, unless comparable benefits are provided by a new employer

                -- in certain circumstances, legal costs and relocation expenses associated with such termination

                            STOCK PERFORMANCE GRAPHS

         These graphs compare the five year cumulative total stockholder returns for each of the three publicly traded series of Genzyme common stock to that of the S&P 500 Composite Index and the Nasdaq Pharmaceutical Index.


GENZ STOCK (1)

                                                             [CHART]
------------------------------------------------------------------------------------------------------------
                                     12/31/93       12/31/94      12/31/95   12/31/96   12/31/97   12/31/98
                                     --------       --------      --------   --------   --------   --------
GENZ stock                             $100            $115          $227       $158        $202       $362
S&P 500                                 100              98           132        159         208        264
Nasdaq Pharmaceutical Index             100              75           138        138         143        183
------------------------------------------------------------------------------------------------------------

GZTR STOCK (2)

                                                             [CHART]
------------------------------------------------------------------------------------------------------------
                                     12/16/94       12/31/94      12/31/95   2/31/96    12/31/97   12/31/98
                                     --------       -------       --------   -------    --------   ---------

GZTR stock                             $100            $ 79          $334       $150        $145       $  47
S&P 500                                 100             100           134        161         212         268
Nasdaq Pharmaceutical Index             100             104           191        192         198         254
------------------------------------------------------------------------------------------------------------


GZMO STOCK (3)

                                            [CHART]
                                     11/16/98       12/31/98
                                     --------       --------
GZMO stock                             $100             $42
S&P 500                                 100             108
Nasdaq Pharmaceutical Index             100             119

------------
(1) All amounts reflect a 2-for-1 split of GENZ stock on July 25, 1996. We have made the following dividends on shares of GENZ stock:

  --  December 23, 1994  0.0675 share of GZTR stock for one share of GENZ stock
  --  July 22, 1997      0.03 share of GZTR stock for one share of GENZ stock
  --  November 16, 1998  0.10805 share of GZMO stock for one share of GENZ stock

The cumulative returns are based on a $100 investment on January 1, 1993, with all dividends, including the GZTR and GZMO stock dividends, being reinvested.

(2) GZTR stock was first publicly traded on December 16, 1994. The cumulative returns are based on a $100 investment made on that date, with all dividends being reinvested.

(3) GZMO stock was first publicly traded on November 16, 1998. The cumulative returns are calculated based on a $100 investment made on that date, with all dividends being reinvested.

                           THE BENEFIT PLAN PROPOSALS

     Our board is considering designating a new series of stock intended to reflect the value and track the performance of Genzyme Surgical Products, a new division we are establishing. We refer to this stock as GSP stock. Genzyme Surgical Products develops and markets biosurgery products primarily for the treatment of cardiovascular disease. It has a portfolio of surgical instruments, sutures and therapeutics for the cardiovascular surgery, general surgery and plastic surgery markets. In addition to our new employee stock purchase plan, we are proposing amendments to our 1990 Equity Incentive Plan, director stock option plan, and director's deferred compensation plan. These proposals would provide for the grant of awards, options and rights under the plans for GSP stock in addition to the GENZ stock, GZTR stock and GZMO stock already authorized under each plan. If you approve the proposals to include GSP stock in these plans, they will be effective when the board designates shares of our common stock as GSP stock.

     Our equity plans are important components of our compensation program, and are used to attract, retain and reward key employees, and to attract and retain qualified directors. We believe it is important to maintain flexibility to provide our directors and employees with the opportunity to purchase shares of each series of our stock on favorable terms. Each of these plans is useful in achieving our goals.

     Specifically, we believe that options for GSP stock under the equity plan will provide a more effective and direct incentive for the employees of our Genzyme Surgical Products division instead of options for GENZ stock, GZTR stock or GZMO stock alone. Similarly, options for specified combinations of GENZ stock, GZTR stock, GZMO stock and GSP stock under the director plan and the ability to credit GSP stock to directors' deferral accounts under the deferred compensation plan will provide more effective and direct incentives for directors to promote our success as a whole instead of allocations of each series of stock alone.

     Shares of GSP stock issued under the plans could be either authorized and unissued shares or shares that we have repurchased. If an outstanding option or right expires or is canceled or forfeited, the covered shares of GSP stock would again be available for grant under the plans.

     The proceeds received when options or rights are exercised under the plans will be allocated to the division that the series of stock issued tracks. The board can also choose to allocate proceeds from the exercise of GZTR, GZMO or GSP stock options or rights to Genzyme General in exchange for a reduction in corresponding Genzyme Tissue Repair, Genzyme Molecular Oncology or Genzyme Surgical Products designated shares. Designated shares are authorized shares of GZTR, GZMO and GSP stock which are not issued and outstanding, but which our board may from time to time issue, sell or distribute without allocating the proceeds or benefits to the division that the series of stock tracks. They are created when cash or other assets are transferred from Genzyme General to another Genzyme division.

     The closing price of each series of our stock on March 31, 1999 was:

        --  GENZ   $50.438
        --  GZTR   $ 2.313
        --  GZMO   $ 3.750

PROPOSAL TO APPROVE THE 1999 EMPLOYEE STOCK PURCHASE PLAN

GENERAL

     Our board has adopted the 1999 Employee Stock Purchase Plan subject to stockholder approval. A copy of the plan is attached as Appendix A. The purpose of the plan is to provide our full-time employees who wish to become stockholders an opportunity to buy shares under the plan on favorable terms.

     The plan is an amendment and replacement of the 1990 Employee Stock Purchase Plan, which has been merged into the 1999 plan. The new plan includes an increase in the aggregate number of shares that may be purchased so that a sufficient number of shares of GENZ stock, GZTR stock, GZMO stock and, when the board establishes GSP stock, that series of stock, are available to be issued in the future. As of March 31, 1999, approximately 3,556 employees were eligible to participate in the plan. The plan terminates on March 24, 2009.

ADMINISTRATION AND ELIGIBILITY

     The plan is intended to qualify as an "employee stock purchase plan" under
Section 423 of the federal tax code. Our board grants rights to purchase stock under the plan, and through an administrator, determines the frequency and duration of enrollments and the date(s) when stock may be purchased. General terms of participation include:

     -- voluntary participation by employees, with the right to withdraw from the program at any time before stock is purchased
     --  automatic withdrawal on termination of employment
     -- purchase price per share is 85% of the lower of the stock's fair market value at the beginning of an enrollment period or on the exercise date
     -- payment is made through payroll deductions, lump sum cash payments, or both, if permitted by the board
     -- no employee may subscribe if he or she would then own 5% or more of the voting power or the value of all series of stock of the company
     -- an employee may not buy more than $25,000 worth of stock in any calendar year, based on the fair market value of the stock on the enrollment date
     -- no employee may allocate more than 15% of his or her annual salary to the purchase of stock under the plan

     In addition to these terms, we have imposed additional restrictions which will help us to manage and control the dilutive effect of the plan to stockholder interests:

     -- no employee may buy more than $8,333 worth of GZTR stock or GZMO stock in a calendar year, based on the fair market value of the stock on the enrollment date
     -- no employee may allocate more than 5% of his or her annual salary to the purchase of GZTR stock or GZMO stock in a calendar year
     -- for GZTR stock and GZMO stock, no more than 1.0% of the shares outstanding at the end of the previous year can be issued in a calendar year. For 1999, we will issue no more than 209,220 shares of GZTR stock and 126,500 shares of GZMO stock
     -- a limit to the number of shares of GENZ stock that can be purchased in a calendar year to no more than 0.6% of the shares outstanding at the end of the previous year

     We anticipate that the board will place restrictions on the amount of GSP stock that may be purchased by an employee that are similar to those in place for the GZTR stock and the GZMO stock.

Until there is a public trading market for the GSP stock, we do not plan to offer it for purchase by employees.

SHARES SUBJECT TO THE PLAN


     The aggregate number of shares of each series of stock that may be issued under the plan are:


                                 GENZ         GZTR        GZMO       GSP
                                 STOCK       STOCK       STOCK      STOCK
                                 -----       -----       -----      ------
New shares to be authorized
 under the plan                500,000       500,000        --       500,000
Authorized and available from
the 1990 plan                   89,299             1    500,000          --
                               --------      -------    -------      -------
Total reserve                  589,299       500,001    500,000      500,000

     This table shows the shares that were bought during 1998 by the executive officers named in the compensation table on page 13, all current executive officers as a group, and all other employees. No shares of GZMO stock have been offered for sale to employees under the plan to date.


 NAME                                              GENZ STOCK             GZTR STOCK
----                                               ----------             -----------
Henri A. Termeer                                         641                  1,403
Earl M. Collier, Jr.                                     755                  1,411
David J. McLachlan                                       683                  1,267
Alan E. Smith                                          1,081                     --
G. Jan van Heek                                          806                  1,441
Peter Wirth                                              721                  1,149
All current executive officers as a group
  (11 persons)                                         7,019                 10,979
All other employees                                  381,029                504,957

FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE PLAN

     A U.S. employee does not realize taxable income either when participation begins, the first day of an enrollment period, or at the time shares are purchased. Federal income tax payments must be made when the shares are disposed of. The tax treatment depends on the how long the shares are held before disposition.

     If an employee disposes of the shares both two years after the first day of an enrollment period and one year after the purchase date, he or she will recognize as ordinary income:

     -- 15% of the fair market value of the stock on the first day of the enrollment period, or if less,
     -- the amount realized on the sale of the shares in excess of the purchase price

Any additional gain will be treated as long-term capital gain or loss. We are not allowed a tax deduction for any income realized by an employee who has met the holding period requirements.

     If an employee disposes of the shares before meeting the one-year and two-year holding periods, known as a disqualifying disposition, he or she will recognize as ordinary income:

     -- an amount equal to the fair market value of the shares on the date of purchase minus the purchase price, or if less, -- the amount realized on the sale of the shares in excess of the purchase price

We are allowed a tax deduction for the income from a disqualifying disposition that is included in an employee's compensation the year the shares are disposed of.

     Capital gain is short-term if the shares have been held one year or less, and long-term if held more than one year. The holding period for shares acquired under the plan begins on the purchase date.

                PROPOSAL TO AMEND THE 1990 EQUITY INCENTIVE PLAN

GENERAL

        The purpose of the 1990 Equity Incentive Plan is to:

        -- attract and retain key employees and consultants
        -- provide an incentive for them to achieve long-range performance goals -- enable them to participate in our long-term growth

The plan provides for the grant of both incentive and nonstatutory stock options, stock appreciation rights, performance shares, restricted stock and stock units.

     As of February 28, 1999, the following shares were authorized and available to grant:

                                                    AUTHORIZED      AVAILABLE TO GRANT
                                                    ----------      ------------------
                 --  GENZ stock:                    19,800,000                893,981
                 --  GZTR stock:                     3,300,000                285,643
                 --  GZMO stock:                     1,500,000                550,609

The shares are subject to adjustment for stock splits, stock dividends and certain transactions affecting our capital stock. Shares may also be issued through the assumption or substitution of outstanding grants from an acquired company without reducing the number of shares available for award. As of March 31, 1999 approximately 3,556 employees were eligible for grants under the plan.

ADMINISTRATION AND ELIGIBILITY

     The compensation committee has adopted standards for grants of awards under the plan relating to all series of stock or any combination of each series to eligible employees and consultants. The committee also periodically reviews the standards to determine if the levels of awards appropriately reflect our growth and the value of our stocks. The committee determines the terms and conditions of each award, including:

     --  who is eligible to receive awards
     --  the form of payment of the exercise price
     -- the number of shares subject to options or other equity rights -- when the shares are exercisable

     The exercise price of any stock option grant may not be less than the fair market value of the GENZ, GZTR or GZMO stock, as the case may be, on the date of grant.

     The standards include a new hire grant matrix and an annual grant matrix. The new hire grant matrix determines the number of options that may be awarded to new employees, other than executive officers, when they are hired. The awards are based on the employee's salary grade at his or her date of hire.

     The annual grant matrix is based on an employee's salary grade plus an individual performance review for the prior year. An employee must have a rating of "fully meets expectations" in order to qualify for an annual award. The senior or executive vice president responsible for a division approves the performance ratings for each employee in that division. The committee has delegated to the Senior Vice President, Human Resources the power to administer the standards and make awards in amounts consistent with the standards and the recommendations provided by the senior management.

     As of March 31, 1999, we have granted the following shares under the plan:



NAME                                               GENZ STOCK               GZTR STOCK      GZMO STOCK
----                                               ----------               ----------      -----------
Henri A. Termeer                                    2,794,831                  323,654          171,099
Earl M. Collier, Jr.                                  208,937                   84,605           42,187
David J. McLachlan                                    710,211                   71,700           32,693
Alan E. Smith                                         728,688                   78,087           57,969
G. Jan van Heek                                       421,616                   91,285           40,152
Peter Wirth                                           325,093                  109,560           75,437
All current executive officers as a group
 (11 persons)                                       6,872,076                  968,729          541,415
All other employees                                23,815,676                2,790,350          414,724


We have not granted any stock appreciation rights, performance shares, restricted stock, stock units or other stock-based awards under the plan.


DESCRIPTION OF AMENDMENT TO THE PLAN

     On March 24, 1999 the board approved an amendment to the plan, subject to stockholder approval, to authorize the issuance of up to 500,000 shares of GSP stock under the plan. These shares are in addition to shares of GENZ stock, GZTR stock and GZMO stock currently available for issuance. The amendment will be effective when the board designates shares of our common stock as GSP stock.

     The compensation committee has not made any option grants for GSP stock as of the date of this proxy statement. However, GSP stock option grants will be granted under the same terms and conditions as grants of GENZ stock, GZTR stock and GZMO stock. They will:

       -- have an exercise price equal to the fair market value of the GSP stock on the date of grant
       --  become exercisable generally over a four-year period
       --  have a term of ten years

     The GSP stock available for issuance under the plan would be subject to adjustment under the same circumstances as the shares of GENZ stock, GZTR stock and GZMO stock.

FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE PLAN

     INCENTIVE STOCK OPTIONS. An optionee does not realize taxable income when an incentive stock option is granted or exercised. A taxable event occurs when the shares are disposed of. The tax treatment depends on the how long the shares are held before disposition.

     Incentive stock options can have beneficial tax treatment for an optionee if certain holding period requirements are met. To qualify for this tax treatment the shares must be held:

   -- two years from the date of grant, and -- one year from the date of exercise

If these holding period requirements are met, then when the shares are disposed of, the amount realized in excess of the amount paid for the shares is taxed to the optionee as long-term capital gain and any loss will be a long-term capital loss. We are not allowed a tax deduction for the amount realized by the optionee.

     If an optionee disposes of the shares before meeting the one-year and two-year holding periods, known as a disqualifying disposition, the amount realized in excess of the amount paid for the shares is taxed to the optionee as ordinary income. We are allowed a tax deduction for the income realized by an optionee in a disqualifying disposition.

     NONSTATUTORY STOCK OPTIONS. An optionee does not realize taxable income when a nonstatutory option is granted. When the option is exercised, the optionee will recognize ordinary income in an amount equal to the difference between the amount paid for the shares and the fair market value of the shares on the date of exercise. We are allowed a tax deduction for the same amount. When the shares are disposed of, any additional gain in excess of the market value of the shares on the date of exercise is treated as short-term or long-term capital gain or loss. We are not allowed any additional tax deduction. Capital gain is short-term if the shares have been held one year or less, and long-term if held more than one year.

                PROPOSAL TO AMEND THE DIRECTOR STOCK OPTION PLAN

GENERAL

     The purpose of the director stock option plan is to attract and retain qualified persons, who are not also officers or employees of Genzyme, to serve as directors. The plan is designed to encourage stock ownership in each series of our stock by these directors and provide incentives for them to promote our success as a whole. There are currently six members of the board who participate in the plan. Mr. Termeer is not eligible to participate in the plan.

     Directors receive a stock option grant for each year (or partial year) served on the board. The terms for these grants are explained on page 9 under "Director Compensation." The plan expires on March 6, 2008.

     The total shares currently authorized and available under the plan are:

       -- GENZ stock        340,000 shares
       -- GZTR stock        200,000 shares
       -- GZMO stock        140,000 shares

The shares are subject to adjustment for stock splits, stock dividends and certain transactions affecting our capital stock. As of March 31, 1999, we have granted 209,600 shares of GENZ stock, 100,624 shares of GZTR stock and 39,824 shares of GZMO stock under the plan.

DESCRIPTION OF AMENDMENTS TO THE PLAN

     On March 24, 1999 the board approved an amendment to the plan, subject to stockholder approval, to authorize the issuance of up to 100,000 shares of GSP stock under the plan. These shares are in addition to shares of GENZ stock, GZTR stock and GZMO stock currently available for issuance. The amendment will be effective when the board designates shares of our common stock as GSP stock.

     Under the amended plan, directors will receive stock option grants for GSP stock under the same terms and conditions as our other series of stock. The number of shares granted will have a market value equal to one-quarter of the market value of the GENZ stock option grant. Until the stock is listed for trading on an exchange or on Nasdaq, the board will determine the fair market value of the GSP stock. Once there is a public market for the stock, the fair market value will be the last sale price for the GSP stock on the date of grant.

     The GSP stock available for issuance would be subject to adjustment under the same circumstances as the GENZ stock, GZTR stock and GZMO stock.

     If the plan amendments are approved, the directors may receive initial option grants for GSP stock when the board designates GSP stock. The number of shares of GSP stock to be granted will be determined at the time of grant.

FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE PLAN

     Options granted under the plan are nonstatutory stock options. A director does not realize taxable income when a nonstatutory option is granted. When the option is exercised, the director will recognize ordinary income in an amount equal to the difference between the amount paid for the shares and the fair market value of the shares on the date of exercise. We are allowed a tax deduction for the same amount. When the shares are disposed of, any additional gain in excess of the market value of the shares on the date of exercise is treated as short-term or long-term capital gain or loss. We are not allowed any additional tax deduction. Capital gain is short-term if the shares have been held one year or less, and long-term if held more than one year.

           PROPOSAL TO AMEND THE DIRECTOR'S DEFERRED COMPENSATION PLAN

GENERAL

     The deferred compensation plan allows a board member to defer receipt of all or a portion of the cash compensation payable to him or her as a director. Compensation can be deferred:

     --  in exchange for cash or a combination of cash and stock
     --  into stock accounts allocated to GENZ stock, GZTR stock and/or
         GZMO stock
     --  until service as a director ends or until a specified date

Mr. Termeer is the only director not eligible to participate in the plan. Dr. Cooney is the only director currently participating in the plan.

     Under a deferral agreement, a participant indicates the percentage of deferral to allocate to cash and stock. We have set up a deferral account for each participant which has two subaccounts. One is a cash account, and bears interest at the rate paid on 90-day Treasury bills. Interest is credited quarterly on the total cash balance in the account.

     The second account is a stock account, for amounts invested in hypothetical shares of GENZ stock, GZTR stock or GZMO stock. Under the deferral agreement, a participant directs us how to allocate amounts among each series of stock. These amounts will be converted into shares quarterly at the average closing price of the stock for all trading days during the quarter, for each series of stock.

     Distributions are paid in a lump sum or in annual installments for up to five years. Payments begin the year following a director's termination of service or, subject to certain restrictions, a year elected by the participant. Before distributions of stock are made, the shares credited to a participant's account are not actual shares of stock and a participant has no rights as a stockholder for those shares.

The total shares currently authorized under the plan are:

      --  GENZ stock    50,000 shares
      --  GZTR stock   100,000 shares
      --  GZMO stock    50,000 shares

DESCRIPTION OF AMENDMENT TO THE PLAN

     On March 24, 1999, the board approved an amendment to the plan, subject to stockholder approval, to authorize the issuance of up to 50,000 shares of GSP stock under the plan. These shares are in addition to shares of GENZ stock, GZTR stock and GZMO stock currently available for issuance. The amendment will be effective when the board designates shares of our common stock as GSP stock.

                                ----------------


                   FOR GENZYME TISSUE REPAIR STOCKHOLDERS ONLY

PROPOSAL TO APPROVE THE TRANSFER OF THE 50% INTEREST IN THE JOINT VENTURE WITH
              DIACRIN FROM GENZYME TISSUE REPAIR TO GENZYME GENERAL

GENERAL

     Our Board of Directors has approved the transfer of our 50% ownership interest in Diacrin/Genzyme LLC from Genzyme Tissue Repair to Genzyme General. Diacrin/Genzyme LLC was formed in 1996 as a vehicle for a joint venture between Genzyme and Diacrin, Inc. to develop and commercialize two cell therapies for neurodegenerative diseases -- NeuroCell(TM)-PD for Parkinson's disease and NeuroCell(TM)-HD for Huntington's disease.

     Genzyme General's principal offices are located at One Kendall Square, Cambridge, Massachusetts 02139. Genzyme Tissue Repair's principal offices are located at 38 Sidney Street, Cambridge, Massachusetts 02139. Diacrin/Genzyme LLC is a Massachusetts limited liability company with its principal offices at One Kendall Square, Cambridge, Massachusetts 02139.

     Genzyme General and Genzyme Tissue Repair are divisions of Genzyme. Genzyme Molecular Oncology is our third division. Each division has its own series of common stock that is intended to reflect the value and track the performance of the division. We allocate all of our programs and products, assets and liabilities to Genzyme General, Genzyme Tissue Repair or Genzyme Molecular Oncology for financial statement reporting purposes. However, Genzyme Corporation continues to hold title to all of the assets and is responsible for all of the liabilities allocated to each of the divisions. Holders of the outstanding common stock have no specific claim against the assets attributed to the division whose performance is associated with the series of stock they hold. We have management and accounting polices governing the relationship of Genzyme divisions which do not allow us to transfer what is known as a "Key GTR Program" out of Genzyme Tissue Repair or a "Key GMO Program" out of Genzyme Molecular Oncology without a class vote of the stockholders of the affected division. The NeuroCell(TM) program is considered a Key GTR Program under the policies because Genzyme Tissue Repair has made a cumulative investment of over $8 million in research and development expenses for the program. Therefore, our ownership interest in Diacrin/Genzyme LLC can not be transferred from Genzyme Tissue Repair to Genzyme General without the approval of the holders of GZTR stock.

TERMS OF THE TRANSFER

     If you approve the transfer, Genzyme Tissue Repair will enter into an agreement with Genzyme General which has the following important terms and conditions:

     -- Genzyme General will assume all future funding obligations associated with Diacrin/Genzyme LLC
     -- Genzyme General will pay Genzyme Tissue Repair $25 million in cash when the joint venture interest is transferred, of which $5 million is non-refundable. If the following milestones are not met, up to $20 million is refundable and will be repaid to Genzyme General:

         -- If Diacrin/Genzyme LLC does not initiate a Phase III clinical trial of NeuroCell(TM)-PD by June 30, 2000, Genzyme Tissue Repair can either pay Genzyme General $20 million in cash plus accrued interest at 13.5% per annum or have designated shares of GZTR stock with a fair market value of the same amount created for the benefit of Genzyme General. Designated shares are authorized shares of GZTR stock which are not issued and outstanding, but which the board may from time to time issue, sell or otherwise distribute for the benefit of Genzyme General and without allocating the proceeds or benefits to Genzyme Tissue Repair, at which time the shares will become issued and outstanding
         -- If a Phase III clinical trial of NeuroCell(TM)-PD is initiated by June 30, 2000 but NeuroCell(TM)-PD does not receive final marketing approval from the Food and Drug Administration by June 30, 2004, then Genzyme Tissue Repair can either pay Genzyme General $15 million in cash plus accrued interest at 13.5% per annum or have designated shares of GZTR stock with a fair market value of the same amount created for the benefit of Genzyme General


     -- Genzyme General will pay Genzyme Tissue Repair a 3% royalty on worldwide sales of any products commercialized by Diacrin/Genzyme LLC. This royalty will be paid regardless of whether or not Diacrin/Genzyme LLC ever has profitable operations
     -- As a result of the $25 million payment from Genzyme General and the elimination of future Diacrin/Genzyme LLC funding requirements, Genzyme Tissue Repair's expected future capital requirements will be reduced. Therefore, the amount available under Genzyme Tissue Repair's equity line of credit with Genzyme General will be reduced from $50 million to $25 million. As of March 31, 1999, Genzyme Tissue Repair has drawn $5 million under this line of credit, leaving an available balance of $20 million.


     This payment structure is intended to provide a reasonable allocation of the risks associated with the NeuroCell(TM) program between Genzyme General and Genzyme Tissue Repair while providing Genzyme Tissue Repair with a substantial upfront cash payment. This structure also allows Genzyme Tissue Repair to participate in any commercial success of any NeuroCell(TM) products developed by Diacrin/Genzyme LLC. However, if the joint venture interest is transferred to Genzyme General and the NeuroCell(TM) products are successfully developed and commercialized, the income Genzyme Tissue Repair could receive from the joint venture will be significantly less than if the joint venture interest had not been transferred to Genzyme General. There is no guarantee that any NeuroCell(TM) product will be successfully developed or commercialized.

THE VALUATION PROCESS; FAIRNESS OF THE CONSIDERATION

     Genzyme personnel with experience in the valuation of research programs, including members of our management and corporate development department with general responsibility for the analysis of acquisition and partnering opportunities, prepared the valuation of our ownership interest in Diacrin/Genzyme LLC. To begin preparing the valuation, the management of Genzyme Tissue Repair and Genzyme General met with members of Genzyme's corporate development department to review:

     -- the financial analysis of the NeuroCell(TM) program that was prepared in connection with the formation of the joint venture in 1996

     --   the current status of the NeuroCell(TM) program

     -- the projected cost and time involved in completing development of the NeuroCell(TM) products and bringing them to the market

     -- Genzyme Tissue Repair's assessment of the market opportunity of NeuroCell(TM)-PD in the U.S.

     The original business model used in 1996 was based in part on certain assumptions and projections about the NeuroCell(TM) products, including assumptions about target patient populations, the availability of reimbursement, pricing, and potential competition for the NeuroCell(TM) products from alternative surgical procedures and therapies. In preparing the new valuation, our corporate development department reexamined, updated and gathered additional relevant information to test and refine these assumptions and projections, including interviews with Parkinson's disease thought leaders throughout the U.S. and current data on the existing market in the U.S. for surgical procedures and therapies designed to treat Parkinson's disease.

     After gathering and reviewing this updated information, our corporate development department determined, and the managements of Genzyme Tissue Repair and Genzyme General agreed, that the primary factors which would influence the value of the joint venture interest were:

     -- the status of clinical development of NeuroCell(TM)-PD and the clinical trial results obtained to date

     -- the estimated future development and commercialization expenses associated with bringing NeuroCell(TM)-PD to market in the U.S.

     -- the likelihood of and estimated time before any revenues could be realized from the NeuroCell(TM) program

     -- the estimated U.S. market penetration rate for NeuroCell(TM)-PD if it is successfully developed

     -- the availability of reimbursement for and pricing assumptions with respect to NeuroCell(TM)-PD

     -- the total number of Parkinson's disease patients in the U.S. which would be deemed eligible for NeuroCell(TM)-PD therapy

     -- competitive surgical procedures and treatments for Parkinson's disease which are now available or may become available in the future

With respect to these primary factors which affect valuation, the valuation model on which the final negotiations were based assumed:

     -- the probability of the program successfully moving through various stages of development was similar to the probability of progression shown for biological products generally

     --  reimbursement would be available without undue delay

     -- the procedure would be priced in the top quartile of what was deemed to be a probable range of acceptable pricing for a product which demonstrated strong efficacy

     -- the rate of market penetration would be similar to that experienced by innovative surgical devices generally

     -- the eligible patient population would be in the top half of what was deemed to be a probable range of eligible patients

     -- competitive procedures would appear which would affect the residual value of NeuroCell(TM)-PD after its initial market penetration period

Other factors considered which did not significantly affect the valuation model included:

     -- Orphan Drug designation granted in 1996 to NeuroCell(TM)-PD for use in advanced Parkinson's disease patients

     -- no therapeutic product based on xenotransplantation -- the transplantation of cells obtained from animals -- has been approved for marketing by the FDA to date

     -- the risk of unintentional transmission of porcine endogenous retroviruses or other animal viruses and pathogens associated with xenotransplantation

The valuation focused primarily on NeuroCell(TM)-PD in the U.S. market because of the current development status of NeuroCell(TM)-HD, as discussed on page 32 below. Our corporate development department did not obtain or consider information about the European market for therapies for Parkinson's disease because the current regulatory scheme in the European Union does not allow xenotransplanted products to be marketed in Europe.

     Our corporate development department prepared an updated valuation model for the joint venture interest based on a risk-adjusted cash flow analysis. This updated model reflected the information gathered concerning the primary factors affecting the valuation described above and included a "Monte Carlo" simulation and sensitivity analysis of the potential financial performance of Diacrin/Genzyme LLC over a range of potential scenarios. The results obtained using the updated valuation model were presented to the management of Genzyme Tissue Repair and Genzyme General and the updated valuation model was then revised further based on feedback from this meeting.

     After running the final valuation model and considering the business objectives articulated by Genzyme Tissue Repair and Genzyme General, our corporate development department developed and proposed a deal structure which they presented to the management of Genzyme Tissue Repair and Genzyme General, who then negotiated the deal structure. Our management then presented the valuation model and the proposed terms of the transfer to our board for their consideration and approval. The presentation included a review of the valuation process and the underlying assumptions and projections. After discussing the valuation and the proposed terms of the transfer, our board determined that the fair market value of the consideration to be paid by Genzyme General to Genzyme Tissue Repair was equal to the fair market value of Genzyme's ownership interest in Diacrin/Genzyme LLC and that the terms of the transfer were fair and equitable to both divisions.

     This discussion about the factors considered in determining the fair market value of the joint venture interest is not intended to be exhaustive, although it does describe the material factors considered by our board in determining the fairness of the consideration. In light of the variety of factors considered, our board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of our board might have given different weights to different factors.

     The methods and assumptions used in preparing the valuation involved significant elements of judgment that may or may not prove to be correct. The financial assumptions used in the valuation may or may not be indicative of future performance of Diacrin/Genzyme LLC, which may be significantly more or less favorable than projected.

REASONS FOR THE TRANSFER

     Over the past year Genzyme Tissue Repair has become increasingly focused on the long term potential created by the continuing growth of its Carticel(R) autologous cultured chondrocytes business. Although the Carticel(R) business has not yet reached profitability, it has highlighted the potential to create value by bringing new biotechnology solutions to unmet needs in orthopedic surgery. Genzyme Tissue Repair believes that there is an opportunity to create significant value by identifying and developing other products which meet needs of orthopedic surgeons, especially in the sports medicine arena. Genzyme Tissue Repair's strategy is to take full advantage of the broad technologies available within Genzyme to serve the large and rapidly growing orthopedic market.

     Genzyme Tissue Repair also intends to maintain its Epicel(TM) skin grafts business for the treatment of severe burns. Although the burn care marketplace is smaller than the orthopedic marketplace, there may be opportunities to selectively expand its burn care product portfolio.

     At the same time, it has become more difficult to fund biotechnology companies with smaller capitalizations without incurring substantial dilution.

     As a result of these factors, Genzyme Tissue Repair has undertaken to reduce its need for external capital while continuing to aggressively pursue the development of the Carticel(R) business and future orthopedic opportunities. During 1998, Genzyme Tissue Repair sold its excess manufacturing facilities, reduced its spending on early stage research and development, reduced its general and administrative spending, and initiated efforts to outlicense its TGF-(beta)2 program for chronic ulcers.

     Consistent with these efforts, Genzyme Tissue Repair decided to look for another way to fund the NeuroCell(TM) program. The NeuroCell(TM) program uses a substantial portion of Genzyme Tissue Repair's financial resources and would continue to do so if the joint venture interest is not transferred. To date, Genzyme Tissue Repair has realized the following net losses from the joint venture:

     --   1998      $7.7 million
     --   1997      $6.7 million
     --   1996      $1.6 million

Genzyme Tissue Repair expects that substantial additional funding will be needed to fully develop and commercialize the NeuroCell(TM) products.

     After evaluating a number of financing alternatives, Genzyme Tissue Repair and Genzyme General developed a proposal to transfer the program to Genzyme General. Our board has approved this plan, which holders of GZTR stock are now being asked to approve. We believe the advantages of this proposal for Genzyme Tissue Repair stockholders are as follows:

     -- Genzyme Tissue Repair will maintain a future interest in the success of the NeuroCell(TM) program but will not have any future funding commitments to Diacrin/Genzyme LLC. This will result in an immediate improvement in the profitability of Genzyme Tissue Repair
     -- The $25 million up-front payment from Genzyme General will provide a significant portion of the capital required to move the Carticel(R) business toward profitability during 1999. Genzyme Tissue Repair currently anticipates that it will not need to make draws on the equity line of credit in the near term. Therefore, even if Genzyme Tissue Repair must ultimately repay a portion of the $25 million to Genzyme General, based on its expected capital needs, the terms of the transfer allow it to avoid creating additional GZTR designated shares for at least one year and for up to four years
     -- Genzyme Tissue Repair will receive a 3% royalty on product sales by Diacrin/Genzyme LLC. This royalty will be payable whether or not the joint venture ever becomes profitable. This would generate an earlier cash flow for Genzyme Tissue Repair if any products are successfully developed and commercialized by Diacrin/Genzyme LLC
     -- Transferring the joint venture interest will allow Genzyme Tissue Repair to dedicate its resources to programs that fall within its strategic business focus, including:
          -- developing devices and techniques to enable surgeons to perform the Carticel(R) autologous cultured chondrocyte procedure faster and less invasively
          -- developing additional products and devices for orthopedic surgery such as the proprietary light-activated tissue welding technology licensed from PhotoBioMed Corporation in 1998

          -- continuing commercialization activities for Carticel(R) autologous cultured chondrocytes and Epicel(TM) skin grafts

     Genzyme General is interested in acquiring the joint venture interest because it believes that the NeuroCell(TM) program complements its specialty therapeutic product pipeline. We considered selling the joint venture interest to a third party or obtaining financing from a third party by adding a third member to the joint venture. However, we decided that transferring the interest to Genzyme General is the best alternative because it:

          --   enables us to continue to support and invest in the NeuroCell(TM)
               products
          --   avoids dilution of our ownership interest in the joint venture
          --   allows us to recognize a return on our investment if any
               NeuroCell(TM) product is successfully developed and receives marketing approval

DIACRIN/GENZYME LLC

     Under the terms of the Diacrin/Genzyme LLC joint venture agreement, Genzyme Tissue Repair provided 100% of the initial $10 million of the funding requirements and is obligated to provide 75% of the next $40 million of funding requirements for projects to be developed by the joint venture. Thereafter, all costs will be shared equally between the parties. Generally, we will share profits from the joint venture with Diacrin based on our respective ownership interests, which are currently equal.

     Both Diacrin and Genzyme perform development activities on behalf of Diacrin/Genzyme LLC. We will market and sell the NeuroCell(TM) products on a cost reimbursement basis on behalf of the joint venture. The NeuroCell(TM) products will be produced in our cell culture facilities under the management of Genzyme Tissue Repair. When Diacrin/Genzyme LLC was formed, Diacrin granted the joint venture an exclusive license under its patent rights, technology and manufacturing know-how to develop and commercialize the NeuroCell(TM) products for the fields of Parkinson's and Huntington's disease. Diacrin/Genzyme LLC also has a sublicense from Massachusetts General Hospital for certain proprietary antibody masking technology. If the joint venture interest is transferred, all of Genzyme Tissue Repair's payment and other obligations under the joint venture, as well as its right to receive a share of the profits, will be assumed by Genzyme General.

     For more information about the joint venture and the operation of Diacrin/Genzyme LLC, you can read the Collaboration Agreement between Genzyme and Diacrin and the Operating Agreement of Diacrin/Genzyme LLC, which are filed with the SEC as Exhibits 10.18 and 10.19 to Diacrin's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996. We incorporate these documents by reference.

THE NEUROCELL(TM) PROGRAMS

     The NeuroCell(TM) products involve implanting fetal porcine cells into the brains of Parkinson's disease and Huntington's disease patients to replace damaged brain tissue. Current transplantation technology generally requires the patient's immune system to be suppressed to prevent graft rejection. With both of the NeuroCell(TM) products, rejection of the porcine cells may be prevented with cyclosporine, a commonly used immunosuppressive drug. Diacrin/Genzyme LLC also has a sublicense to use patented antibody masking technology developed at Massachusetts General Hospital. This technology is designed to protect the NeuroCell(TM) products from the patient's immune system without the need for chronic, lifetime administration of immunosuppressive drugs.

     NEUROCELL(TM)-PD. Parkinson's disease is a neurodegenerative disease characterized by the death of the nerve cells in the brain that normally produce dopamine, a substance that helps smooth and coordinate movement. The loss of those nerve cells results in a variety of motor symptoms such as rigidity and slow movement, tremors, falls and difficulty with speech and swallowing. The symptoms are chronic and progressive, and may lead to premature death. The most common treatment is administration of the drug levodopa, which the brain converts into dopamine. Therapy with levodopa is initially effective but often loses its efficacy in 6 to 12 years and provides little benefit in the late states of the disease. We are designing NeuroCell(TM)-PD for use in advanced cases of Parkinson's disease, where levodopa therapy has begun to fail.

     We are collecting safety and efficacy data for NeuroCell(TM)-PD for up to three years under a Phase I clinical study protocol, and for an additional two years under an extension protocol. All 11 patients enrolled in the study will be followed for safety in a life-long registry. Based on the early results of the Phase I study, we initiated two Phase II clinical trials of NeuroCell(TM)-PD. One trial, designed to evaluate the safety and efficacy of NeuroCell(TM)-PD, is ongoing. In this trial, patients receiving cyclosporine will be compared to a control group, in which patients undergo surgery but do not receive NeuroCell(TM)-PD. Each patient will be followed for 12 months. The other trial started in early 1999 and is designed to evaluate the safety and efficacy of the product using the antibody masking method licensed from Massachusetts General Hospital. This method may permit implantation of the porcine cells without co-administration of cyclosporine. Both Phase II trials are bilateral studies (implanting cells in both sides of the brain) and involve higher dose levels than used in the Phase I study. If satisfactory results are obtained from the Phase II trials, a single product, either NeuroCell(TM)-PD administered with cyclosporine or NeuroCell(TM)-PD manufactured using the antibody masking method, will be selected for a pivotal trial.

     NEUROCELL(TM)-HD. Huntington's disease is a fatal genetic disorder that is often not evident until middle age. The genetic defect causes the loss of neurons in the brain which are important to the performance of rapid, coordinated movements and certain aspects of cognition. The disease is generally characterized by uncontrolled movements, gait and postural defects, personality change and dementia. It is a progressive disease often leading to institutionalized care and, ultimately, death. Currently, there is no effective therapy for Huntington's disease. To lessen the severity of symptoms and to make them more bearable, patients are treated with tranquilizers and anti-psychotic drugs.

     Diacrin/Genzyme LLC has enrolled 12 patients in a Phase I clinical trial of NeuroCell(TM)-HD. All 12 patients were implanted with 24 million cells each by March 1997 and are being followed for safety and by clinical ratings and two kinds of PET scans. The results at 12 months showed no improvement in symptoms and some evidence of worsening in motor scores. No significant benefit has emerged to date. To date there have been no serious adverse affects related to NeuroCell(TM)-HD.

     It is possible that bilateral implantation will be required to affect disease progression. Since there has never been an effective intervention in Huntington's disease, it is unclear what the appropriate response parameters would be for a clinical trial. There are several clinical scales (which were used in the Phase I clinical trial and include the Unified Huntington's Disease Rating Scale and the Total Functional Capacity) that have been shown to detect disease progression. However, clinical trial design is difficult because progression in these scales is relatively slow. Demonstrating prevention of progression of the disease may require large, long-term studies.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

     The discussion in this proposal contains forward-looking statements, including statements concerning potential royalty payments to Genzyme Tissue Repair, the anticipated level of funding required for the NeuroCell(TM) products, the expected timing of future draws by Genzyme Tissue Repair on the equity line of credit from Genzyme General, the potential impact of the transfer on Genzyme Tissue Repair's Carticel(R) business and other activities, and the ability of Genzyme to recognize a return on its investment in the joint venture. Actual results may differ materially depending on many factors, including the enrollment rate for clinical trials, the timing and results of clinical trials, the ability to demonstrate long-term safety and efficacy of the NeuroCell(TM) products, the timing and content of decisions made by the FDA and other regulatory authorities, the availability of reimbursement from third-party payers for products, market acceptance of products, the accuracy of Genzyme's information about the markets for treatments for Parkinson's and Huntington's diseases, the competitive environment for products in the orthopedics and burn care markets and the market for treatments for Parkinson's and Huntington's diseases and Genzyme Tissue Repair's actual cash requirements.

                                ----------------

                              CERTAIN TRANSACTIONS

     GELTEX. In June 1997, Genzyme and GelTex Pharmaceuticals established RenaGel LLC, a joint venture to complete the development and commercialization of Renagel(R) Capsules. Renagel(R) Capsules are prescribed to control the elevated serum phosphate levels that cause serious complications in chronic kidney failure patients. Genzyme and GelTex each hold a 50% ownership interest in RenaGel LLC. Each is funding half of the joint venture's costs and expenses, and will share equally in the profits. If either one fails to fund its share of costs and expenses, the profit sharing interests and the future funding obligations may be proportionately adjusted. GelTex contributed Renagel(R) Capsules and its underlying patents and technologies to the joint venture. Under the joint venture agreement, we:

     -- purchased 100,000 shares of GelTex common stock at $25.00 per share in June 1997. This represents less than 1% ownership in GelTex
     --   made a $15 million payment to GelTex in November 1998 when
          Renagel(R) Capsules received FDA marketing approval
     -- will make a $10 million payment to GelTex on November 2, 1999, one year after Renagel(R) Capsules received marketing approval

The joint venture has rights to commercialize Renagel(R) Capsules worldwide, except in Japan and Pacific Rim countries. We will market and sell products for the joint venture as exclusive distributor. Mr. Carpenter is chairman of the board of directors and Mr. Termeer is a director of GelTex.

     DYAX. In March 1996, we entered into two license agreements with Dyax and Protein Engineering Corporation, a wholly-owned subsidiary of Dyax, for Dyax's phage display technology. We paid an initial license fee of $53,700 and pay annual license maintenance fees of $50,000. We will also make milestone payments and pay royalties on net sales of diagnostic and therapeutic products discovered, made or developed using the licensed technology.

     In September 1996, we subleased office and laboratory space in Cambridge, Massachusetts to Dyax. Fees were $42,893 per month through May 1997 and since then $51,246 per month. Dyax paid approximately $614,952 in sublease fees to us during 1998. Mr. Blair is chief executive officer of Dyax and each of Mr. Blair, Dr. Anagnostopoulos and Mr. Lewis are directors of Dyax.

     In October 1998, we entered into a collaboration agreement with Dyax to develop and commercialize one of Dyax's proprietary compounds for the treatment of chronic inflammatory diseases. Dyax will fund the first $6 million in development costs, and the parties will split all subsequent development costs equally. In connection with that agreement, we made an investment of $3 million in the convertible preferred stock of Dyax and made a $3 million line of credit available to help Dyax fund its operations. To date, Dyax has not borrowed any money under the line of credit. We will make milestone payments to Dyax upon FDA approval of products that arise out of the collaboration, and we will share equally with Dyax all profits from the sale of these products.

     GDP. In September 1989, we sponsored Genzyme Development Partners, L.P., a research and development limited partnership. We entered into a development contract with the partnership to perform research and development of certain products based on hyaluronic acid. In December 1997, we made a $1.5 million capital contribution to the partnership through Genzyme Development Corporation II, a wholly-owned subsidiary of Genzyme and the general partner of the partnership. We have funded, and intend to fund through 1999, the partnership's research and development activities. Mr. Termeer is the president and a director, and Mr. McLachlan is treasurer, of Genzyme Development Corporation II. Mr. Termeer and Mr. McLachlan receive no compensation from either Genzyme Development Corporation II or the partnership.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Our executive officers and directors are required under Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of Genzyme securities with the SEC. Based on a review of the copies of reports furnished to us and written representations that no other reports were required, we believe that during 1998 our executive officers and directors complied with all Section 16(a) filing requirements.

                            INDEPENDENT ACCOUNTANTS

     The firm of PricewaterhouseCoopers LLP, independent accountants, audited our financial statements for the years ending December 31, 1998, 1997 and 1996. The board of directors has appointed them to serve as our auditors for the fiscal year ending December 31, 1999. Representatives of PricewaterhouseCoopers are expected to attend the annual meeting to answer any questions.

                              STOCKHOLDER PROPOSALS

     If you want to include a proposal in our proxy materials for our 2000 proxy statement, you must deliver it to us no later than December 18, 1999. Our by-laws permit you to bring business before or propose director nominations to be considered at an annual meeting. The notice must contain specified information about you and the proposed business or nomination. If you are interested in the procedures required to submit a proposal, please contact:

         Peter Wirth, Clerk
         Genzyme Corporation
         One Kendall Square
         Cambridge, Massachusetts 02139
         (617) 252-7500

                                ----------------


                                                                    APPENDIX A

             GENZYME CORPORATION 1999 EMPLOYEE STOCK PURCHASE PLAN

1. Purpose.

     The purpose of this 1999 Employee Stock Purchase Plan (the "Plan") is to provide employees of Genzyme Corporation (the "Company") and its subsidiaries who wish to become shareholders of the Company an opportunity to purchase shares of common stock, $0.01 par value, of the Company (the "Shares"). The Plan is intended to qualify as an "employee stock purchase plan" within the meaning of
Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

     The Plan constitutes an amendment and restatement of the Company's 1990 Employee Stock Purchase Plan (the "1990 Plan"), which is hereby merged with and into the Plan, and the separate existence of the 1990 Plan shall terminate on the effective date of the Plan. The rights and privileges of the holders of outstanding rights under the 1990 Plan shall not be adversely affected by the foregoing action.

2. Eligible Employees.

     Subject to the provisions of Sections 7, 8 and 9 below, any individual who is in the full-time employment (as defined below) of the Company, or any of its subsidiaries (as defined in Section 425(f) of the Code), the employees of which are designated by the Board of Directors as eligible to participate in the Plan, is eligible to participate in any Offering of Shares (as defined in Section 3 below) made by the Company hereunder. Full-time employment shall include all employees whose customary employment is:

     (a)  20 hours or more per week; and

     (b)  more than five months

in the calendar year during which said Offering Date (as defined in Section 3 below) occurs or in the calendar year immediately preceding such year.


3. Offering Dates.

     From time to time, the Company, by action of the Board of Directors, will grant rights to purchase shares of the Genzyme General Division Common Stock ("GENZ stock"), the Genzyme Tissue Repair Division Common Stock ("GZTR stock"), the Genzyme Molecular Oncology Division Common Stock ("GZMO stock"), and/or the Genzyme Surgical Products Division Common Stock ("GSP stock") to employees eligible to participate in the Plan pursuant to one or more offerings (each of which is an "Offering") on a date or series of dates (each of which is an "Offering Date") designated for this purpose by the Board of Directors. The Board or any Administrator designated pursuant to Section 17 shall determine the proportion of each class of Common Stock that may be purchased in any Offering by participating employees. A reference to a class of Shares also means each separate series of a single class.



4. Prices.

     The price per share for each grant of rights hereunder shall be the lesser of:

     (a) eighty-five percent (85%) of the fair market value on the Offering Date on which such right was granted of a share of the series of Common Stock to which the right relates; or

     (b) eighty-five percent (85%) of the fair market value on the date such right is exercised of a share of the series of Common Stock to which the right relates. At its discretion, the Board of Directors may determine a higher price for a grant of rights.



5. Exercise of Rights and Method of Payment.

     (a) Rights granted under the Plan will be exercisable periodically on specified dates as determined by the Board of Directors.

     (b) The method of payment for Shares purchased upon exercise of rights granted shall be through regular payroll deductions or by lump sum cash payment or both, as determined by the Board of Directors. No interest shall be paid upon payroll deductions unless specifically provided for by the Board of Directors.

     (c) Any payments received by the Company from a participating employee and not utilized for the purchase of Shares upon exercise of a right granted hereunder shall be promptly returned to such employee by the Company after termination of the right to which the payment relates.

6. Term of Rights.

     The total period from an Offering Date to the last date on which rights granted on that Offering Date are exercisable (the "Offering Period") shall in no event be longer than twenty-seven (27) months. The Board of Directors when it authorizes an Offering may designate one or more exercise period during the Offering Period. Rights granted on an Offering Date shall be exercisable in full on the Offering Date or in such proportion on the last day of each exercise period as the Board of Directors determines.

7. Shares Subject to the Plan.

     GENZ stock, GZTR stock, GZMO stock and GSP stock are series of the Company's Common Stock that may be granted under this Plan. The aggregate number of shares of each series of Common Stock that may be issued upon exercise of options granted under this Plan is:


                                            GENZ      GZTR    GZMO       GSP
                                           STOCK     STOCK    STOCK     STOCK
                                           -----     -----   ------     -----
New shares to be authorized under
 the plan                                 500,000    500,000      --     500,000
Authorized and available from the
 1990 plan                                 89,299          1  500,000         --
                                         --------    -------  -------    -------
Total reserve                             589,299    500,001  500,000    500,000



Appropriate adjustments in the above amounts, in the number of Shares covered by outstanding rights granted hereunder, in the exercise price of the rights and in the maximum number of Shares which an employee may purchase (pursuant to Section 8 below) shall be made to give effect to any mergers, consolidations, reorganizations, recapitalizations, stock splits, stock dividends or other relevant changes in the capitalization of the Company occurring after the effective date of the Plan, provided that no fractional Shares shall be subject to a right and each right shall be adjusted downward to the nearest full Share. Any agreement of merger or consolidation shall include provisions for protection of the then existing rights of participating employees under the Plan. Either authorized and unissued Shares or issued Shares heretofore or hereafter reacquired by the Company may be subject to rights under the Plan. If for any reason any right under the Plan terminates in whole or in part, Shares subject to such terminated right may be subject to a right under the Plan.


8.  Limitations on Grants.

     (a) No employee shall be granted a right hereunder if such employee, immediately after the right is granted would own stock or rights to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all series of common stock of the Company, or of any subsidiary, computed in accordance with Section 423(b)(3) of the Code.

     (b) No employee shall be granted a right which permits the employee's rights to purchase shares under all employee stock purchase plans of the Company and its subsidiaries to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) (or such other maximum as may be prescribed from time to time by the Code) of the fair market value of such Shares (determined at the time such right is granted) for each calendar year in which such right is outstanding at any time in accordance with the provisions of Section 423(b)(8) of the Code.

     (c) No right granted to any participating employee under an Offering, when aggregated with rights granted under any other Offering still exercisable by the participating employee, shall cover more shares than may be purchased at an exercise price not to exceed fifteen percent (15%) of the employee's annual rate of compensation on the date the employee elects to participate in the Offering or such lesser percentage as the Board of Directors may determine.

9.  Limit on Participation

     Participation in an Offering shall be limited to eligible employees who elect to participate in such Offering in the manner, and within the time limitations, established by the Board of Directors when it authorizes the Offering.


10. Cancellation of Election to Participate.

     An employee who has elected to participate in an Offering may cancel such election as to all (but not part) of the unexercised rights granted under such Offering by giving written notice of such cancellation to the Company before the expiration of any exercise period. Any amounts paid by the employee for the Shares or withheld for the purchase of Shares from the employee's compensation through payroll deductions shall be paid to the employee, without interest unless otherwise determined by the Board of Directors, upon such cancellation.

11. Termination of Employment.

     Upon the termination of employment for any reason, including the death of the employee, before the date on which any rights granted under the Plan are exercisable, all such rights shall immediately terminate and amounts paid by the employee for the Shares or withheld for the purchase of Shares from the employee's compensation through payroll deductions shall be paid to the employee or to the employee's estate, without interest unless otherwise determined by the Board of Directors.

12. Employee's Rights as Shareholder.

     No participating employee shall have any rights as a shareholder in the Shares covered by a right granted hereunder until such right has been exercised, full payment has been made for the corresponding Share and the Share certificate is actually issued.

13. Rights Not Transferable.

     Rights under the Plan are not assignable or transferable by a participating employee and are exercisable only by the employee.

14. Amendments to or Discontinuation of the Plan.

     The Board of Directors of the Company shall have the right to amend, modify or terminate the Plan at any time without notice; provided, however, that the then existing rights of all participating employees shall not be adversely affected thereby, and provided further that, subject to the provisions of
Section 7 above, no such amendment to the Plan shall, without the approval of the shareholders of the Company, increase the total number of shares of GENZ stock, GZTR stock or GZMO stock which may be offered under the Plan.


15. Effective Date and Approvals.

     Subject to the approval of the shareholders of the Company, this Plan shall be effective on March 24, 1999, the date it was adopted by the Board of Directors.

     The Company's obligation to offer, sell and deliver its Shares under the Plan is subject to (i) the approval of any governmental authority required in connection with the authorization, issuance or sale of such Shares, (ii) satisfaction of the listing requirements of any national securities exchange on which the Shares are then listed and (iii) compliance, in the opinion of the Company's counsel, with all applicable federal and state securities and other laws.

16. Term of Plan.

     No rights shall be granted under the Plan after March 24, 2009.

17. Administration of the Plan.

     The Board of Directors or any committee or person(s) to whom it delegates its authority (the "Administrator") shall administer, interpret and apply all provisions of the Plan as it deems necessary. Nothing contained in this Section shall be deemed to authorize the Administrator to alter or administer the provisions of the Plan in a manner inconsistent with the provisions of Section 423 of the Code.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              FOR THE ANNUAL MEETING OF STOCKHOLDERS MAY 26, 1999

                              GENZYME CORPORATION

                         General Division Common Stock

By signing this proxy, I appoint Henri A. Termeer, David J. McLachlan and Peter Wirth, and each of them acting singly, my attorney and proxy, with full power of substitution, to vote on my behalf all of the shares of Genzyme General Division common stock that I am entitled to vote at the Annual Meeting of Stockholders to be held on May 26, 1999, and at any adjournments of the meeting. This proxy revokes any earlier proxy I have signed with respect to these shares.

If properly executed, this proxy will be voted in the manner you specify. If no specification is made, your shares of Genzyme General stock will be voted FOR each of the proposals. The proxies are authorized to vote your shares, in their discretion, on any other matter that is properly brought before the meeting. PLEASE SIGN AND MAIL YOUR PROXY TODAY.

1.  Proposal to elect directors.   [  ] FOR all nominees    [  ] WITHHELD for all nominees

NOMINEES: Constantine E. Anagnostopoulos, Robert J. Carpenter and Charles L. Cooney

FOR, except vote withheld from the following nominees(s):
                                                          -------------------------------------

                                                                           FOR     AGAINST   ABSTAIN
2.  Proposal to approve the 1999 Employee Stock Purchase Plan              [  ]      [  ]      [  ]
3.  Proposal to amend the 1990 Equity Incentive Plan to authorize          [  ]      [  ]      [  ]
the grant of awards of Genzyme Surgical Products common stock
4.  Proposal to amend the director stock option plan to authorize          [  ]      [  ]      [  ]
the grant of options to purchase Genzyme Surgical Products
common stock
5.  Proposal to amend the directors deferred compensation plan to          [  ]      [  ]      [  ]
authorize the grant of stock purchase rights for Genzyme Surgical
Products common stock

Signature:                     Date:                 Signature:                     Date:
           -------------------       --------                   -------------------       --------
                                                                  (if held jointly)

NOTE: Please sign exactly as your name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

              ANNUAL MEETING OF STOCKHOLDERS OF GENZYME CORPORATION
                         General Division Common Stock
                             WEDNESDAY, MAY 26, 1999

--------------------------------------------------------------------------------
                            PROXY VOTING INSTRUCTIONS
--------------------------------------------------------------------------------

TO VOTE BY MAIL
---------------
Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
--------------------------------------------
Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET
-------------------
Please access the web page at "www.voteproxy.com" and follow the on-screen instructions. Have your control number available when you access the web page.

--------------------------------------------------------------------------------
YOUR CONTROL NUMBER IS:
--------------------------------------------------------------------------------

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              FOR THE ANNUAL MEETING OF STOCKHOLDERS MAY 26, 1999

                              GENZYME CORPORATION

                      Tissue Repair Division Common Stock

By signing this proxy, I appoint Henri A. Termeer, David J. McLachlan and Peter Wirth, and each of them acting singly, my attorney and proxy, with full power of substitution, to vote on my behalf all of the shares of Genzyme Tissue Repair Division common stock that I am entitled to vote at the Annual Meeting of Stockholders to be held on May 26, 1999, and at any adjournments of the meeting. This proxy revokes any earlier proxy I have signed with respect to these shares.

If properly executed, this proxy will be voted in the manner you specify. If no specification is made, your shares of Genzyme Tissue Repair stock will be voted FOR each of the proposals. The proxies are authorized to vote your shares, in their discretion, on any other matter that is properly brought before the meeting. PLEASE SIGN AND MAIL YOUR PROXY TODAY.

1.  Proposal to elect directors.   [  ] FOR all nominees    [  ] WITHHELD for all nominees

NOMINEES:         Constantine E. Anagnostopoulos, Robert J. Carpenter and Charles L. Cooney

FOR, except vote withheld from the following nominees(s):
                                                          -------------------------------------

                                                                           FOR     AGAINST   ABSTAIN
2.  Proposal to approve the 1999 Employee Stock Purchase Plan              [  ]      [  ]      [  ]
3.  Proposal to amend the 1990 Equity Incentive Plan to authorize          [  ]      [  ]      [  ]
the grant of awards of Genzyme Surgical Products common stock
4.  Proposal to amend the director stock option plan to authorize          [  ]      [  ]      [  ]
the grant of options to purchase Genzyme Surgical Products
common stock
5.  Proposal to amend the directors deferred compensation plan to          [  ]      [  ]      [  ]
authorize the grant of stock purchase rights for Genzyme Surgical
Products common stock
6.  Proposal to approve the transfer of the 50% interest in the joint      [  ]      [  ]      [  ]
venture with Diacrin from Genzyme Tissue Repair to Genzyme General

Signature:                        Date:              Signature:                     Date:
           -------------------          --------                -------------------       --------
                                                                  (if held jointly)

NOTE: Please sign exactly as your name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

             ANNUAL MEETING OF STOCKHOLDERS OF GENZYME CORPORATION
                      Tissue Repair Division Common Stock
                             WEDNESDAY, MAY 26, 1999

--------------------------------------------------------------------------------
                            PROXY VOTING INSTRUCTIONS
--------------------------------------------------------------------------------

TO VOTE BY MAIL
---------------
Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
-------------------------------------------
Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET
-------------------
Please access the web page at "www.voteproxy.com" and follow the on-screen instructions. Have your control number available when you access the web page.


--------------------------------------------------------------------------------
YOUR CONTROL NUMBER IS:
--------------------------------------------------------------------------------

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                FOR THE ANNUAL MEETING OF STOCKHOLDERS MAY 26, 1999

                              GENZYME CORPORATION

                    Molecular Oncology Division Common Stock

By signing this proxy, I appoint Henri A. Termeer, David J. McLachlan and Peter Wirth, and each of them acting singly, my attorney and proxy, with full power of substitution, to vote on my behalf all of the shares of Genzyme Molecular Oncology Division common stock that I am entitled to vote at the Annual Meeting of Stockholders to be held on May 26, 1999, and at any adjournments of the meeting. This proxy revokes any earlier proxy I have signed with respect to these shares.

If properly executed, this proxy will be voted in the manner you specify. If no specification is made, your shares of Genzyme Molecular Oncology stock will be voted FOR each of the proposals. The proxies are authorized to vote your shares, in their discretion, on any other matter that is properly brought before the meeting. PLEASE SIGN AND MAIL YOUR PROXY TODAY.

1.  Proposal to elect directors.   [  ] FOR all nominees    [  ] WITHHELD for all nominees

NOMINEES:         Constantine E. Anagnostopoulos, Robert J. Carpenter and Charles L. Cooney

FOR, except vote withheld from the following nominees(s):
                                                          -------------------------------------

                                                                           FOR     AGAINST   ABSTAIN
2.  Proposal to approve the 1999 Employee Stock Purchase Plan              [  ]      [  ]      [  ]
3.  Proposal to amend the 1990 Equity Incentive Plan to authorize          [  ]      [  ]      [  ]
the grant of awards of Genzyme Surgical Products common stock
4.  Proposal to amend the director stock option plan to authorize          [  ]      [  ]      [  ]
the grant of options to purchase Genzyme Surgical Products
common stock
5.  Proposal to amend the directors deferred compensation plan to          [  ]      [  ]      [  ]
authorize the grant of stock purchase rights for Genzyme Surgical
Products common stock

Signature:                       Date:              Signature:                     Date:
           -------------------         --------                -------------------       --------
                                                                  (if held jointly)

NOTE: Please sign exactly as your name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

              ANNUAL MEETING OF STOCKHOLDERS OF GENZYME CORPORATION
                    Molecular Oncology Division Common Stock
                             WEDNESDAY, MAY 26, 1999

--------------------------------------------------------------------------------
                            PROXY VOTING INSTRUCTIONS
--------------------------------------------------------------------------------

TO VOTE BY MAIL
---------------
Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
-------------------------------------------
Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET
-------------------
Please access the web page at "www.voteproxy.com" and follow the on-screen instructions. Have your control number available when you access the web page.


--------------------------------------------------------------------------------
YOUR CONTROL NUMBER IS:
--------------------------------------------------------------------------------